Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

BIOMED REALTY TRUST, INC.

BIOMED REALTY, L.P.

WESTCO SUB LLC

WEXFORD SCIENCE & TECHNOLOGY, LLC

and

WEXFORD EQUITIES, LLC

dated as of

March 26, 2013

i

Index of Exhibits

Exhibit A	Escrow Agreement
Exhibit B	Backstop Indemnity Agreement
Exhibit C	Related Entity Transfer Powers
Exhibit D	Membership Interest Transfer Power
Exhibit E	Transition Services Agreement
Exhibit F	Form Estoppel

Index of Schedules

Schedule I	Closing Adjustment Calculation
Schedule II	Good Standing Entities
Schedule III	Business Employees
Schedule IV	Tax Credit Beneficiaries
Schedule V	Tax Credit Matters
Schedule VI	Leases Requiring Estoppels
Schedule VII	Wexford Equities Contracts

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March 26, 2013, is entered into by and among BioMed Realty Trust, Inc., a Maryland corporation (“General Partner”), BioMed Realty, L.P., a Maryland limited partnership (“Parent”), Westco Sub LLC, a Maryland limited liability company (“Merger Sub”), Wexford Science & Technology, LLC, a Maryland limited liability company (the “Company”), and Wexford Equities, LLC, a Maryland limited liability company (“Wexford Equities”).

RECITALS

WHEREAS, Parent desires to acquire the business, assets and operations of the Company, which are currently conducted through the Company, Wexford Development, LLC, a Maryland limited liability company (“Wexford Development”), Wexford Finance, LLC, a Maryland limited liability company (“Wexford Finance”), Wexford Agent Corporation, a Maryland corporation (“Wexford Agent”), and their respective Subsidiaries;

WHEREAS, the Managing Member of the Company has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which the Company shall continue as the surviving limited liability company, upon the terms and subject to the terms and conditions of this Agreement and in accordance with the Maryland Limited Liability Company Act (the “LLCA”);

WHEREAS, the Managing Member of each of Wexford Development and Wexford Finance has approved and declared advisable the assignment of all issued and outstanding ownership interests of Wexford Development and Wexford Finance (the “Assignment”), upon the terms and subject to the terms and conditions of this Agreement and in accordance with the LLCA;

WHEREAS, the board of directors and sole stockholder of Wexford Agent has approved and declared advisable the transfer of all of the outstanding common stock of Wexford Agent, having a par value $0.01 per share (the “Agent Common Stock”) to Parent (the “Transfer” and together with the Assignment, the “Related Entity Transfers”), upon the terms and subject to the terms and conditions of this Agreement and in accordance with the Maryland General Corporation Law;

WHEREAS, General Partner, as the General Partner of Parent, has approved and declared advisable the Merger and the Related Entity Transfers, upon the terms and subject to the conditions of this Agreement and in accordance with the LLCA;

WHEREAS, General Partner, as the General Partner of Parent, the Managing Member of each of the Company, Wexford Development and Wexford Finance, and the board of directors of Wexford Agent have determined the Merger and the Related Entity Transfers are in furtherance of and consistent with their respective business strategies and are in the best interests of their respective partners, stockholders and members, as applicable, and Parent has approved this Agreement, the Merger and the Related Entity Transfers as the direct or indirect owner of all of the limited liability company interests of Merger Sub;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of General Partner and Parent to enter into this Agreement, Wexford Equities has executed and delivered to General Partner a Lock-Up Agreement, dated as of the date hereof (the “Lock-Up Agreement”); and

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of General Partner and Parent to enter into this Agreement, Redwood Capital Investments, LLC, a Maryland limited liability company (“Redwood”), has agreed to guarantee the obligations under this Agreement of the Company, Wexford Equities and their Affiliates, pursuant to that certain Guaranty Agreement, dated as of the date hereof, among Redwood, the Company, Wexford Equities and Parent (the “Redwood Guaranty”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“2010 and 2011 Audited Financial Statements” has the meaning set forth in Section 4.04.

“2012 Audited Financial Statements” has the meaning set forth in Section 6.19(a).

“2012 Interim Financial Statements” has the meaning set forth in Section 4.04.

“2013 Interim Financial Statements” has the meaning set forth in Section 6.19(b).

“Accounting Arbitrator” has the meaning set forth in Section 3.05(b).

“Accredited Class B Holder” means any Class B Holder who is an Accredited Investor and will receive, as Merger Consideration pursuant to Section 3.02(b), OP Units.

“Accredited Class B Point” means a Profits Participation Point (as defined in the Operating Agreement) representing a Class B Interest that is held by an Accredited Class B Holder.

“Accredited Exchange Ratio” means the result obtained by dividing (a) the Accredited OP Unit Amount divided by the Signing Common Stock Price, by (b) Accredited Total Class B Points.

“Accredited Investor” has the meaning assigned thereto in Rule 501 under the Securities Act.

“Accredited OP Unit Amount” means the Aggregate Class B Consideration multiplied by the Accredited Percentage.

“Accredited Percentage” means the Accredited Total Class B Points divided by the Aggregate Class B Points.

“Accredited Total Class B Points” means the aggregate number of Accredited Class B Points held by all Accredited Class B Holders immediately prior to the Effective Time.

“Acquisition Proposal” means any inquiry, offer or proposal from any Person (other than Parent or its Affiliates) regarding, relating to, or that would reasonably be expected to lead to an Acquisition Transaction.

“Acquisition Transaction” means (a) the direct or indirect sale or other disposition, in one transaction or a series of transactions, by merger, consolidation, business combination, share exchange, joint venture or otherwise, of any assets of the Company or any of the Related Entities representing 20% or more of the consolidated assets of the Company and the Related Entities, (b) the issuance, sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the outstanding securities of the Company, (c) any transaction that if consummated would result in any Person or group beneficially owning 20% or more of the voting power of the Company or in which any Person or group shall acquire the right to acquire beneficial ownership of 20% or more of the outstanding voting power of the outstanding securities of the Company, or (d) any transaction that is similar in form, substance or purpose to any of the foregoing transactions.

“Actions” has the meaning set forth in Section 4.10(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agent Common Stock” has the meaning set forth in the recitals.

“Aggregate Class B Consideration” means $11,540,000.

“Aggregate Class B Points” means the aggregate number of Class B Points held by all Class B Holders (Non-Accredited and Accredited) immediately prior to the Effective Time.

“Agreement” has the meaning set forth in the preamble.

“Articles of Merger” has the meaning set forth in Section 2.02.

“Assignment” has the meaning set forth in the recitals.

“Assumed Debt” means the indebtedness of the Company and the Related Entities under the credit facilities listed in Section 1.01(a) of the Disclosure Schedules.

“Assumed Debt Amount” means with respect to the Assumed Debt as of the Closing Date, the aggregate amount of outstanding principal balance but not accrued interest thereon (to the extent such accrued interest is included in the Closing Adjustment), less any Funded Cash Reserve with respect to such Assumed Debt.

“Backstop Indemnity Agreement” has the meaning set forth Section 6.05(c).

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Base Purchase Price” means $508,671,325.

“Benefit Plan” has the meaning set forth in Section 4.13(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Baltimore, Maryland are authorized or required by Law to be closed for business.

“Business Employees” has the meaning set forth in Section 6.18(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Cap Amount” has the meaning set forth in Section 8.04(a).

“Cash” means all cash (including cash on hand, cash in bank accounts, cash in lock box accounts and cash securing existing letters of credit) and cash equivalents (including marketable securities) of the Company and the Related Entities, as of immediately prior to Closing, determined in accordance with GAAP as consistently applied by the Company in the Financial Statements.

“Class A Interest” means a Company LLC Interest designated as a Class A Interest in the Operating Agreement.

“Class B Holders” has the meaning set forth in Section 4.02(a).

“Class B Interest” means a Company LLC Interest designated as a Class B Interest in the Operating Agreement.

“Closing” has the meaning set forth in Section 2.02.

“Closing Adjustment” has the meaning set forth in Section 3.05(a).

“Closing Costs” means all third-party fees and expenses (including legal, accounting, financial and other advisory and consulting fees) incurred by the Company and the Related Entities in connection with the negotiation and execution of this Agreement, and the consummation of the Merger, the Related Entity Transfers and the other transactions contemplated hereby and not otherwise included in the Closing Adjustment.

“Closing Date” means the date on which Closing occurs.

“Closing Date Payment” means an amount equal to (a) the Base Purchase Price, plus (b) the Estimated Construction and Development Costs, plus (c) the amount, if any, by which the Estimated Closing Adjustment exceeds $0, minus (d) the amount, if any, by which the Estimated Closing Adjustment is less than $0, minus (e) the Estimated Debt Payoff Amount, minus (f) the Estimated Assumed Debt Amount, minus (g) the Estimated Closing Costs, minus (h) any required Tax withholding pursuant to Section 3.06, minus (i) the Escrow Amount, minus (j) the Construction Amount.

“Closing Common Stock Price” means the average VWAP over the 20 consecutive Trading Days ending on the third Trading Day immediately prior to the Closing Date.

“Closing Statement” has the meaning set forth in Section 3.05(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement of Construction” means (a) as to the University of Maryland Building 3, the general contractor shall have broken ground and commenced physical construction of the project (including, at a minimum, excavation for foundations and commencement of erection of vertical improvements), and (b) as to Wake Forest Building 60, the general contractor shall have commenced physical construction of interior improvements in the existing improvements (which, for this purpose, shall not be deemed to include remediation of lead-based paint, asbestos or other Hazardous Materials).

“Company” has the meaning set forth in the preamble.

“Company Articles” means the Articles of Organization of the Company, as amended.

“Company Budget” has the meaning set forth in Section 6.01.

“Company Leases” has the meaning set forth in Section 4.07(f).

“Company LLC Interest” means the entire ownership interest of a member in the Company at the Closing, including such member’s share of the profits and losses of the Company, the right to receive distributions from the Company and the right to any and all other benefits to which such member may be entitled as provided in the Operating Agreement and in the LLCA, together with the obligations of such member to comply with all the terms and provisions of the Operating Agreement and of the LLCA.

“Company Real Property” has the meaning set forth in Section 4.07(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 10, 2012, between Parent and Wexford Equities.

“Construction Amount” means $9,550,674.

“Construction and Development Costs” means the costs incurred by the Company and the Related Entities prior to the Closing Date (to the extent such costs are paid or are included in the Closing Adjustment) in excess of the $26,137,997 of costs incurred and paid with respect to short-term pipeline projects that are already included in the parties’ calculation of the Base Purchase Price (and reflected in the “Projects in Construction Budgets” included in the Company Budget) that are related to the construction and design of any Development Property, Planned Development Property, or Potential Development Property, whether in the conceptual, feasibility, planning, design, entitlement or construction phase, and including without limitation all reasonable and customary demolition and excavation costs, earth moving and construction costs, costs of materials, costs of equipment and fixtures to be installed and incorporated into a Development Property, Planned Development Property or Potential Development Property, costs of mechanical systems, landscaping costs, administrative costs, labor costs, sales tax, costs and fees of third-party space planners, feasibility consultants, architects, engineers, lawyers and other professionals, pre-leasing/marketing costs, financing/tax credit application and closing costs, costs of insurance, travel expense, interest costs, interim ground rent, real property taxes, development fees, construction overhead, land acquisition costs, application fees, costs of any Permits or Entitlements, and any other similar costs that are reasonable and customary in the Company’s industry, but in each case only to the extent that such costs are expressly provided in the Company Budget or otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed).

“Contract” means any contract, agreement, instrument, obligation or commitment of any kind or nature, whether written or oral.

“Data Room” means the electronic documentation site established by Intralinks, Inc. on behalf of the Company containing the documents set forth in the index included as Exhibit A to the Disclosure Schedules.

“Debt Payoff Amount” has the meaning set forth in Section 3.02(a)(i).

“Deductible Amount” has the meaning set forth in Section 8.04(a).

“Development Agreement” has the meaning set forth in Section 4.07(j).

“Development Property” has the meaning set forth in Section 4.07(j).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent and Merger Sub concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.02.

“Employee Leasing Agreement” means that certain Employee Leasing Agreement, dated as of December 7, 2005, between Wexford Equities and the ultimate parent of Parkway Support Services, as amended to date.

“Encumbrance” means any lien, lease, option, right of first offer, right of first refusal or similar pre-emptive right, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, conditional sale, restriction on transfer of title, voting right, restriction or covenant, or other similar encumbrance.

“Entitlements” means those certain Governmental Orders that are required or appropriate under applicable Law to be obtained and maintained (as applicable) to allow the completion of the development of the Development Properties, and the completion, use and operation of the Company Real Properties (other than the Development Properties and the Planned Development Properties) (and portions thereof) as legal lots, and including all Governmental Orders necessary to permit (i) applicable platting and subdividing, (ii) the commencement of earthwork and grading, and (iii) the installation of improvements and equipment, drainage, storm water and sewer systems, roadways and other infrastructure work, and all necessary Governmental Orders in connection with amending, modifying, maintaining and perpetuating all of the foregoing, and the documents, Contracts and instruments relating to the foregoing. With respect to any Development Property or Planned Development Property, the term “Entitlements” shall not include any building permits, certificates of occupancy or similar use permits, or any business or operational license or permit pertaining to the operation of business at any such property.

“Environmental Claim” means any complaint, action, suit, claim, investigation or other legal or administrative proceeding by any Person alleging any obligation or liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with or liability under any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding Contract with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, labeling, disposal, Release or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of obligation, violation or infraction, or notice respecting any suspected presence or Release of any Hazardous Materials or any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, certification, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity and Employment Letter” has the meaning set forth in Section 3.02(b).

“ERISA” has the meaning set forth in Section 4.13(c).

“ERISA Affiliate” has the meaning set forth in Section 4.13(d).

“Escrow Agent” has the meaning set forth in Section 3.08.

“Escrow Agreement” has the meaning set forth in Section 3.08.

“Escrow Amount” means $30,000,000.

“Estimated Assumed Debt Amount” has the meaning set forth in Section 3.01(b)(iv).

“Estimated Closing Adjustment” has the meaning set forth in Section 3.01(b)(i).

“Estimated Closing Costs” has the meaning set forth in Section 3.01(b)(v).

“Estimated Construction and Development Costs” has the meaning set forth in Section 3.01(b)(ii).

“Estimated Debt Payoff Amount” has the meaning set forth in Section 3.01(b)(iii).

“Estimated Restoration Costs” has the meaning set forth in Section 6.16(a).

“Event of Loss” has the meaning set forth in Section 6.16(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Existing Entitlements” has the meaning set forth in Section 4.07(m).

“Existing Guarantors” has the meaning set forth in Section 6.20(a).

“Existing Tax Credit Guaranty Agreements” has the meaning set forth in Section 6.20(a).

“Final Closing Adjustment” has the meaning set forth in Section 3.05(a).

“Financial Statements” has the meaning set forth in Section 4.04.

“Fundamental Representations” has the meaning set forth in Section 8.01.

“Funded Cash Reserve” means cash held by any lender, trustee or letter of credit provider with respect to (i) the Repaid Debt (to the extent such cash is applied toward the repayment thereof at Closing) and (ii) the Assumed Debt (to the extent title to such cash is acquired by Parent at Closing, subject to the rights of the applicable lender).

“Future Approvals” means those certain Governmental Orders and other approvals which are required or appropriate to be obtained and maintained (as applicable) in connection with the platting, subdividing, development and use of any Development Property under any applicable Development Agreement or the Company Budget or pursuant to any applicable Law.

“GAAP” means United States generally accepted accounting principles in effect from time to time, as consistently applied.

“General Partner” has the meaning set forth in the preamble.

“General Partner Common Stock” means shares of common stock of General Partner, par value $0.01 per share.

“General Partner Common Stock Amount” has the meaning set forth in Section 3.01(a).

“General Partner Permits” has the meaning set forth in Section 5.12.

“General Partner Preferred Stock” has the meaning set forth in Section 5.10(a).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation or determination issued by any Governmental Authority.

“Grant Agreements” means the Class B Interest Grant Agreements between the Company and each holder of a Class B Interest specifying the terms and conditions of the Class B Interests issued to, and held by, each such holder.

“Ground Leases” has the meaning set forth in Section 4.07(f).

“Guarantees” means the guarantees set forth in Section 1.01(b) of the Disclosure Schedules.

“Guarantors” means the guarantors under the Guarantees.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is listed, classified, regulated, characterized or otherwise defined as hazardous, acutely hazardous, toxic, a pollutant or contaminant, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products or byproducts, radon, radioactive materials or wastes, biohazardous materials or wastes, asbestos in any form, lead or lead-containing materials, toxic mold, flammable or explosive substances, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HTC” has the meaning set forth in Section 6.20(a).

“Improvements” means all buildings, structures and other improvements and fixtures located on or under the applicable real property.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Insurance Policies” has the meaning set forth in Section 4.09.

“Knowledge of the Company” or the “Company’s Knowledge” or any other similar knowledge qualification, means (a) the actual knowledge of those persons listed on Section 1.01(c) of the Disclosure Schedules and (b) the knowledge that such persons would have after making reasonable inquiry and exercising reasonable diligence with respect to the particular matter in question.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Employees” means any person who is a “Covered Employee” under the Employee Leasing Agreement.

“Leases” has the meaning set forth in Section 4.07(e).

“LLCA” has the meaning set forth in the recitals.

“Lock-Up Agreement” has the meaning set forth in the recitals.

“Loss” means any loss, damage, injury, liability, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to the business, results of operations, financial condition or assets of the Company and the Related Entities taken as a whole, or to the ability of the Company or Wexford Equities to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general that do not have a materially disproportionate and adverse effect on the Company and the Related Entities as compared to comparable participants in the Company’s industries; (ii) changes, conditions or effects that affect the commercial real estate, health care, or university industries in which the Company operates that do not have a materially disproportionate and adverse effect on the Company and the Related Entities as compared to comparable participants in such industries; (iii) any change, effect or circumstance resulting from an action required by this Agreement; (iv) the effect of any changes in applicable Laws or accounting rules, including GAAP, that do not have a materially disproportionate and adverse effect on the Company and the Related Entities as compared to comparable participants in the Company’s industries; (v) any change, effect or circumstance resulting from the announcement of this Agreement; or (vi) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God that do not have a materially disproportionate and adverse effect on the Company and the Related Entities as compared to comparable participants in the Company’s industries.

“Material Contracts” means the Guarantees, the Development Agreements and each of the following Contracts to which the Company or any of the Related Entities is a party or is otherwise bound: (i) Contracts involving aggregate consideration in excess of $100,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company or the Related Entities without penalty or without more than 60 days’ notice; (ii) Contracts that relate to the sale of any of the Company’s or the Related Entities’ assets, other than in the ordinary course of business, for consideration in excess of $500,000; (iii) Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $500,000; (iv) except for Contracts relating to trade payables, Contracts relating to the Repaid Debt or the Assumed Debt (including, without limitation, guarantees) of the Company or the Related Entities, in each case having an outstanding principal amount in excess of $500,000; (v) Contracts between or among Wexford Equities and its Affiliates on the one hand and the Company or any of the Related Entities on the other hand; (vi) any “material contract” (as such term is defined in

Item 601(b)(10) of Regulation S-K under the Securities Act) to which the Company or any of the Related Entities is a party; (vii) any change in control, severance, employment, consulting or similar Contract restricting the right of the Company or any of the Related Entities to terminate any employee or consultant “at will,” or requiring any payment or benefits other than payment of compensation through the date of termination; (viii) any Contract relating to indemnification entered into by and between the Company or any of the Related Entities and any current or former director or officer of the Company or any of the Related Entities; (ix) any Contract entered into with a Person other than the Company or the Related Entities that creates any (A) partnership, limited liability company agreement, joint venture or other similar arrangement, (B) management, operating, franchise or license agreement or other similar Contract (excluding parking licenses and space licenses entered into in the ordinary course of business), (C) right to share in any revenue or profits from the operation or development of any of the Company’s or the Related Entities’ assets, (D) right to receive all or any portion of the proceeds or other consideration upon a sale, assignment or other disposition of any of the Company’s or the Related Entities’ assets, or (E) ownership interest in any of the Company’s or the Related Entities’ assets; and (x) any Contract containing a covenant not to compete or exclusivity provision that materially impairs the ability of the Company or any of the Related Entities to freely conduct their business as such business is conducted on the date hereof in any geographic area or any line of business, other than customary exclusive use provisions contained in any Leases.

“Material Loss” has the meaning set forth in Section 6.16(a).

“Material Taking” means any condemnation, taking by eminent domain or any similar proceeding affecting any Company Real Property where the cost to restore such property or the value of the property taken exceeds $60,000,000, as reasonably determined by a Restoration Professional.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Merger Sub” has the meaning set forth in the preamble.

“New Title Policy” has the meaning set forth in Section 6.13.

“NMTC” has the meaning set forth in Section 6.20(a).

“Non-Accredited Class B Holder” means any Class B Holder who is not an Accredited Investor and will receive, as Merger Consideration pursuant to Section 3.02(b), restricted shares of General Partner Common Stock and/or cash.

“Non-Accredited Class B Point” means a Profits Participation Point (as defined in the Operating Agreement) representing a Class B Interest that is held by a Non-Accredited Class B Holder.

“Non-Accredited Exchange Ratio” means the result obtained by dividing (a) the Non-Accredited Share Amount divided by the Signing Common Stock Price, by (b) Non-Accredited Total Class B Points.

“Non-Accredited Percentage” means the Non-Accredited Total Class B Points divided by the Aggregate Class B Points.

“Non-Accredited Share Amount” means the Aggregate Class B Consideration multiplied by the Non-Accredited Percentage.

“Non-Accredited Total Class B Points” means the aggregate number of Non-Accredited Class B Points held by all Non-Accredited Class B Holders immediately prior to the Effective Time.

“Non-Operating Assets” has the meaning set forth in Section 1.01(d) of the Disclosure Schedules.

“Non-Operating Assets Distribution” has the meaning set forth in Section 6.23.

“NYSE” means the New York Stock Exchange.

“OP Units” has the meaning set forth in Section 3.01(a).

“Operating Agreement” means the Second Amended and Restated Operating Agreement of the Company, as amended, supplemented or otherwise modified.

“ordinary course of business” means the ordinary course of business of the Company and the Related Entities consistent with past custom and practice.

“Outside Closing Date” has the meaning set forth in Section 9.01(b)(i).

“Parent” has the meaning set forth in the preamble.

“Parent 2012 Form 10-K” has the meaning set forth in Section 5.09.

“Parent SEC Documents” has the meaning set forth in Section 5.09.

“Parent Tax Credit Responsibilities” has the meaning set forth in Section 6.20(b).

“Parkway Support Services” means Parkway Support Services, LLC, a Maryland limited liability company.

“Permits” means all permits, licenses, franchises, approvals, certifications, waivers, variances, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (i) statutory liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate reserves on the Financial Statements; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens for labor, materials or supplies arising or incurred in the ordinary course of business and the payment of which is not past due or is being contested in good faith by appropriate procedures, and for which there are adequate reserves on the Financial Statements; (iii) easements, rights of way (recorded and unrecorded), and other similar restrictions of record not under the below clause (v), in each case that do not materially and adversely affect the current use (or in the case of any Development Property or Planned Development Property, planned use) of the applicable Company Real Property; (iv) other liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business; (v) liens, property restrictions and any other matters that are disclosed on Title Insurance Policies and surveys (in each case as have been set forth in Section 1.01(e) of the Disclosure Schedules and made available to Parent in the Data Room); (vi) the rights of the tenants under the Leases; (vii) any Laws, including without limitation, any zoning, subdivision and land use laws regulating the use or occupancy of any Company Real Property; (viii) liens securing the Repaid Debt that are to be released effective upon receipt by the lenders of the payments described in Section 3.02(a)(i) and liens securing the Assumed Debt or (ix) such other Encumbrances that, in the aggregate, are not reasonably likely to impair the planned or continued use of or contemplated development of or detract value from, in each case in any material respect, the asset or property to which they relate, as used or planned for use on the date hereof, and do not impose any material, quantifiable, non-contingent cost or liability on the Company or the Related Entities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Planned Development Property” has the meaning set forth in Section 4.07(j).

“Potential Development Property” has the meaning set forth in Section 4.07(j).

“Pre-Closing Audit Period” means any audit period ending on or before the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Redwood” has the meaning set forth in the recitals.

“Redwood Guaranty” has the meaning set forth in the recitals.

“Registration Statement” has the meaning set forth in Section 6.22(a).

“Related Entities” means Wexford Development, Wexford Finance, Wexford Agent and all direct or indirect Subsidiaries of the Company, Wexford Development, Wexford Finance and Wexford Agent.

“Related Entity LLC Interest” means the entire ownership interest of a member in each of the Related Entities, as applicable, at the Closing, including such member’s share of the profits and losses of the applicable Related Entity, the right to receive distributions from the applicable Related Entity, and the right to any and all other benefits to which such member may be entitled as provided in the applicable Related Entity’s operating agreement and in the LLCA, together with the obligations of such member to comply with all the terms and provisions of the applicable entity’s operating agreement and of the LLCA.

“Related Entity Transfers” has the meaning set forth in the recitals.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Repaid Debt” has the meaning set forth in Section 3.02(a)(i).

“Representative” means, with respect to any Person, any and all directors, officers, managers, members, partners, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restoration Professional” has the meaning set forth in Section 6.16(a).

“Restricted OP Unit Grants” has the meaning set forth in Section 3.02(b).

“Restricted Share Grants” has the meaning set forth in Section 3.02(b).

“Schedule Supplement” has the meaning set forth in Section 6.03(b).

“SDAT” means the Maryland State Department of Assessments and Taxation.

“SEC” has the meaning set forth in Section 6.22(a).

“Securities Act” means the Securities Act of 1933, and the rules and regulations thereunder.

“Signing Common Stock Price” means the average VWAP over the 10 consecutive Trading Days ending on the Trading Day immediately prior to the date of this Agreement.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power, or which separately has the power, to elect or designate a majority of the board of directors or other persons performing similar functions (or, if there are no voting interests, more than 50% of the equity interests of the second Person).

“Surviving Company” has the meaning set forth in Section 2.01.

“Taking” has the meaning set forth in Section 6.17(a).

“Tax Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax in any jurisdiction.

“Tax Credit Beneficiaries” has the meaning set forth in Section 6.20(a).

“Tax Credit Guaranty Assumption Documents” has the meaning set forth in Section 6.20(b).

“Tax Credit Properties” has the meaning set forth in Section 6.20(a).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, Property Taxes, real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tenant Charges” has the meaning set forth in Section 3.05(a)(iii)(C).

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Title Insurance Policies” means each policy of title insurance and updates thereto, which insures the Company’s or the applicable Related Entity’s title to or leasehold interest in the Company Real Properties, subject to the matters and printed exceptions set forth in the Title Insurance Policies.

“Trading Day” means any day on which the NYSE is open for trading; provided that, “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“Transfer” has the meaning set forth in the recitals.

“Transition Services Agreement” has the meaning set forth in Section 7.02(m).

“VWAP” means, on any Trading Day, the volume weighted average price per share of General Partner Common Stock as displayed in the “VWAP” field on Bloomberg (or any successor service) page BMR.N <Equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day.

“Wexford Agent” has the meaning set forth in the recitals.

“Wexford Development” has the meaning set forth in the recitals.

“Wexford Equities” has the meaning set forth in the preamble.

“Wexford Finance” has the meaning set forth in the recitals.

“Wexford Stock Issuance” has the meaning set forth in Section 3.02(c).

“Wexford Tax Credit Responsibilities” has the meaning set forth in Section 6.20(b).

Article II

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the LLCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate limited liability company existence of Merger Sub shall cease, and the Company shall continue as the surviving limited liability company following the Merger (the “Surviving Company”).

Section 2.02 Effective Time. Unless this Agreement is terminated earlier pursuant to Section 9.01, the closing of the Merger (the “Closing”) will take place no later than 10 Business Days after the satisfaction or waiver of the conditions set forth in Article VII (other than any such conditions that shall be satisfied at the Closing), at the offices of Venable LLP in Baltimore, Maryland at 10:00 a.m. (Eastern Standard Time), provided that such place, date and time may be changed to another place, date and/or time as agreed to in writing by Parent and the Company. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger in such form as required by, and executed in accordance with, the relevant provisions of the LLCA (the “Articles of Merger”) with SDAT. The date and time of acceptance by SDAT of the Articles of Merger, or such other date and time as may be specified in such filing, is referred to herein as the “Effective Time.”

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the LLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers, franchises and all and every other interest of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Company.

Section 2.04 Articles of Organization and Operating Agreement. At the Effective Time, the Company Articles, as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Company. At the Effective Time, the operating agreement of Merger Sub shall be the operating agreement of the Surviving Company.

Section 2.05 Directors and Officers. The managers and officers of Merger Sub immediately prior to the Effective Time shall be the initial managers and officers of the Surviving Company.

Section 2.06 Conversion of Securities.

(a) At the Effective Time, each limited liability company interest of Merger Sub that is issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of General Partner, Parent, Merger Sub, the Company or the Surviving Company, be converted automatically into and exchanged for 100% of the limited liability company interests of the Surviving Company.

(b) At the Effective Time, each Company LLC Interest that is issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of General Partner, Parent, Merger Sub, the Company or the Surviving Company, shall be canceled and extinguished, and each such Company LLC Interest shall be converted into the right to receive a portion of the Merger Consideration, as determined under Section 3.02, which is payable in accordance with and subject to the conditions on payment as provided in Article III. From and after the Effective Time, no Company LLC Interest that is issued and outstanding immediately prior to the Effective Time shall continue to be outstanding, and all Company LLC Interests that were issued and outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and each holder of Company LLC Interests immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Article III, without interest.

Article III

MERGER CONSIDERATION; CONVERSION OF COMPANY LLC INTERESTS

Section 3.01 Calculation of Merger Consideration.

(a) The aggregate amount of consideration to be paid by Parent with respect to the Company LLC Interests (the “Merger Consideration”) shall be (w) an amount of restricted common limited partnership units of Parent (the “OP Units”) with an aggregate value equal to the Accredited OP Unit Amount; (x) an amount of restricted General Partner Common Stock and cash with an aggregate value equal to the Non-Accredited Share Amount; (y) an amount of General Partner Common Stock with an aggregate value of $125,000,000 (the “General Partner Common Stock Amount”); provided that Parent may, in its sole discretion by providing Wexford Equities with written notice not less than two Business Days prior to Closing, elect to pay cash in lieu of General Partner Common Stock, which election shall increase the Base Purchase Price by $125,000,000 automatically; and (z) an amount of cash equal to:

(i) the Base Purchase Price;

(ii) minus the Debt Payoff Amount;

(iii) minus the Closing Costs (to the extent not satisfied prior to the Closing);

(iv) minus the Assumed Debt Amount;

(v) plus the amount, if any, by which the Final Closing Adjustment exceeds $0 or minus the amount, if any, by which the Final Closing Adjustment is less than $0;

(vi) plus the Construction and Development Costs.

(b) Not less than five Business Days prior to the Closing Date, the Company shall deliver to Parent the following, in each case, based upon the books and records of the Company and the Related Entities and prepared in accordance with GAAP as consistently applied by the Company in the Financial Statements, with all appropriate supporting documentation and records reasonably requested by Parent:

(i) a statement of the estimated Closing Adjustment as of the Closing Date (the “Estimated Closing Adjustment”) in substantially the form attached hereto as Schedule I;

(ii) a statement of the estimated Construction and Development Costs (the “Estimated Construction and Development Costs”);

(iii) a statement of the estimated Debt Payoff Amount (the “Estimated Debt Payoff Amount”);

(iv) a statement of the estimated Assumed Debt Amount (the “Estimated Assumed Debt Amount”); and

(v) a statement of the estimated Closing Costs (the “Estimated Closing Costs”).

(c) No additional consideration shall be payable with respect to the Related Entity LLC Interests, the Agent Common Stock, or otherwise in connection with the Related Entity Transfers.

Section 3.02 Payment of Merger Consideration.

(a) At the Effective Time, Parent shall make the following payments by wire transfer of immediately available funds:

(i) to the applicable lenders, on behalf of the Company, such aggregate amounts (as set forth in payoff letters delivered directly by lenders to Parent and the Company) necessary to repay the indebtedness of the Company and the Related Entities outstanding as of the Closing Date (less any Funded Cash Reserves), including any prepayment penalties or other similar amounts payable in connection with the repayment thereof at such time (the “Debt Payoff Amount”) under the credit facilities listed in Section 3.02(a)(i) of the Disclosure Schedules (the “Repaid Debt”) (to be repaid at the Effective Time or as soon thereafter as practicable under the terms of the applicable Repaid Debt);

(ii) to the applicable Representatives of the Company, on behalf of the Company, such aggregate amounts (as set forth in payoff letters delivered directly by the Company’s Representatives to Parent and the Company) necessary to pay in full all Closing Costs of the Company and the Related Entities;

(iii) to the Escrow Agent, the Escrow Amount, to be held in accordance with the terms and conditions set forth herein and in the Escrow Agreement; and

(iv) to Wexford Equities, the Closing Date Payment, to be disbursed to the holders of the Company LLC Interests by Wexford Equities as paying agent in accordance with the Operating Agreement.

(b) Each Accredited Class B Point issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of restricted OP Units equal to the Accredited Exchange Ratio (the “Restricted OP Unit Grants”), rounded to the nearest whole number of OP Units for each Restricted OP Unit Grant, subject to the terms of the equity and employment matters letter agreement, dated March 26, 2013, which has been agreed to by Parent and the Company (the “Equity and Employment Letter”). Each Non-Accredited Class B Point issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of restricted shares of General Partner Common Stock equal to the Non-Accredited Exchange Ratio (the “Restricted Share Grants”), rounded to the nearest whole number of shares for each Restricted Share Grant, and/or an amount of cash in lieu of General Partner Common Stock, subject to the terms of the Equity and Employment Letter. Upon such conversion, each Class B Interest shall be cancelled and each Class B Holder shall thereafter cease to have any rights with respect to such Class B Interests except the right to receive the Restricted OP Unit Grant or Restricted Share Grant and/or cash, as the case may be, to which he or she is entitled hereunder.

(c) At the Effective Time, General Partner shall issue General Partner Common Stock with an aggregate value of the General Partner Common Stock Amount to Wexford Equities (the “Wexford Stock Issuance”), rounded to the nearest whole number of shares, unless Parent has elected to pay cash in lieu of General Partner Common Stock pursuant to Section 3.01(a). For purposes of calculating the number of shares in the Wexford Stock Issuance, each share of General Partner Common Stock will be deemed to have a value equal to the Closing Common Stock Price.

(d) Once the Closing Date Payment and the Wexford Stock Issuance are made, as applicable, and the Restricted Share Grants and Restricted OP Unit Grants are issued, as described in this Section 3.02, General Partner’s and Parent’s obligations under this Section 3.02 shall be satisfied in full and General Partner and Parent shall have no liability to any holder of Company LLC Interests in the event that any holder of Company LLC Interests has a dispute regarding the portion of the Merger Consideration received by such holder from Wexford Equities.

Section 3.03 Exchange Procedures.

(a) Upon delivery to Parent of (i) a grant agreement in substantially the form attached to the Equity and Employment Letter, duly executed by a Non-Accredited Class B Holder (in accordance with the instructions included therewith), and (ii) duly executed versions of certain other documents set forth in the Equity and Employment Letter, then such Non-Accredited Class B Holder shall be entitled, subject to the terms and conditions of this Agreement, at the Effective Time, to receive in exchange therefor the Restricted Share Grant to which he or she is entitled pursuant to Section 3.02.

(b) Upon delivery to Parent of (i) a subscription agreement in substantially the form attached to the Equity and Employment Letter, duly executed by an Accredited Class B Holder, and (ii) duly executed versions of certain other documents set forth in the Equity and Employment Letter, then such Accredited Class B Holder shall be entitled, subject to the terms and conditions of this Agreement, at the Effective Time, to receive in exchange therefor the Restricted OP Unit Grant to which he or she is entitled pursuant to Section 3.02.

Section 3.04 Closing Deliveries.

(a) On the Closing Date, the Company shall deliver, or cause to be delivered, to Parent the following:

(i) a duly completed and executed certification in the form provided for in Treasury Regulation section 1.1445-2(b)(2) from Wexford Equities and each holder of equity interests in the Related Entities, certifying that each is not a foreign person; provided, however, that if any holder of Company LLC Interests or equity interests in the Related Entities does not provide such a certification, Parent shall deduct and withhold a portion of any consideration payable to or with respect to such holder;

(ii) a certificate of the secretary or an assistant secretary of the Company certifying as to the Company Articles and the Operating Agreement of the Company and resolutions of the Managing Member of the Company approving the Merger and the other transactions contemplated hereby;

(iii) a certificate of the secretary or an assistant secretary of Wexford Development and Wexford Finance, certifying as to the articles of organization and the operating agreement of Wexford Development and Wexford Finance, respectively, and resolutions of the Managing Member of Wexford Development and Wexford Finance approving the Related Entity Transfers and the other transactions contemplated hereby;

(iv) a certificate of the secretary or an assistant secretary of Wexford Agent, certifying as to the articles of incorporation and the bylaws of Wexford Agent, and resolutions of the board of directors and sole stockholder of Wexford Agent approving the Related Entity Transfers and the other transactions contemplated hereby;

(v) for each of the entities listed on Schedule II, a certificate of good standing issued by the Secretary of State (or other similar and competent authority) of its state of formation and of such other applicable jurisdictions where the entity is qualified to do business (or, if so indicated on Schedule II for a particular entity, bringdown confirmation of good standing for such entity), in each case as of a recent date prior to the Closing Date; and

(vi) the other deliverables contemplated by Section 7.02.

(b) On the Closing Date, Parent and Merger Sub shall deliver, or cause to be delivered, to the Company the following:

(i) a certificate of the secretary of each of General Partner, Parent and Merger Sub certifying as to its articles of incorporation, certificate of limited partnership or articles of organization and bylaws, partnership agreement or operating agreement, as applicable, and resolutions of the board of directors of General Partner, as the General Partner of Parent, for itself and Parent as the direct or indirect owner of all of the limited liability company interests of Merger Sub as of the date hereof, approving the Merger, the Related Entity Transfers and the other transactions contemplated hereby;

(ii) for each of General Partner, Parent and Merger Sub, a certificate of good standing from SDAT, in each case as of a recent date prior to the Closing Date; and

(iii) the other deliverables contemplated by Section 7.03.

Section 3.05 Final Merger Consideration Adjustments.

(a) Within 90 days after the Closing Date, Parent shall prepare and deliver to Wexford Equities a statement (the “Closing Statement”) of (i) the Closing Adjustment as of the Closing Date (the “Final Closing Adjustment”) in substantially the form attached hereto as Schedule I; (ii) the Construction and Development Costs; (iii) the Debt Payoff Amount; (iv) the Assumed Debt Amount; and (v) the Closing Costs. The Closing Statement shall be based upon the books and records of the Company and the Related Entities, and shall be prepared in accordance with GAAP as consistently applied by the Company in the Financial Statements. Parent shall provide to Wexford Equities reasonable supporting documentation for the Closing Statement concurrently with the delivery thereof and access to the appropriate employees and agents of the Surviving Company and Parent necessary to allow Wexford Equities to properly review the Closing Statement. As used herein, “Closing Adjustment” means, in each case determined in accordance with GAAP as consistently applied by the Company in the Financial Statements (except as otherwise expressly stated below in this Section 3.05(a)):

(i) the sum of the following consolidated assets of the Company and the Related Entities: (A) Cash, (B) accounts receivable (net of allowance for doubtful accounts), (C) prepaid expenses (insurance, real estate taxes, other), (D) security/utility deposits, and (E) office furniture, fixtures and equipment (net of accumulated depreciation);

(ii) minus the sum of the following consolidated liabilities of the Company and the Related Entities: (A) accounts payable and accrued expenses, including without limitation, accounts payable and accruals related to construction, (B) retainage payable, (C) prepaid tenant rent, (D) accrued interest (for Assumed Debt), (E) tenant security deposits, (F) liabilities for Pre-Closing Audit Periods for auditors that were engaged by Wexford Equities or its Affiliates prior to Closing, to the extent not already accrued in accounts payable and accrued expenses; and (G) any costs, not incurred as of the Closing, associated with preparation of Tax returns with respect to Pre-Closing Tax Periods in accordance with Section 6.10;

(iii) provided, however, that:

(A)	the Closing Adjustment shall not include: (x) any Non-Operating Assets, (y) Tax assets and Tax liabilities, and (z) indebtedness for borrowed money and interest thereon and Closing Costs, to the extent included in the calculation of the Merger Consideration;

(B)	for purposes of calculating the allowance for doubtful accounts, any account that is more than 30 days past due shall be reserved 100%, provided, however, that if any such account is collected within 90 days after the Closing Date, the Closing Adjustment shall be increased by the amount collected; and

(C)	the following elements of the Final Closing Adjustment shall be prorated as set forth in the Closing Statement (without double counting any provisions otherwise reflected in the calculation of the Closing Adjustment), with the expense or revenue for the account of Wexford Equities to the extent that such items relate to any time period up to and including the Closing Date and with the expense or revenue for the account of the Surviving Company to the extent that such items relate to periods subsequent to the Closing Date: (1) monthly rent and any additional rent or charges with respect to the Leases and Ground Leases (including all accrued Tax and operating expense pass-throughs); (2) Property Taxes (or amounts owed or paid in lieu of such Taxes) and assessments; (3) water, sewer and other similar types of Taxes, and installments on special benefit assessments; (4) electric, gas, telephone and other utility charges; (5) charges under maintenance and service Contracts and fees under licenses; and (6) charges and fees imposed by any association or district such as condominium association charges and special district fees. Notwithstanding the foregoing, if any such operating expense and other charges for 2012 and 2013 through the Closing Date under the Leases and Ground Leases were previously prepared on an estimated basis (“Tenant Charges”), then the Tenant Charges for the period of time through the Closing Date shall be reconciled against actual charges and expenses for such period. Other than as set forth above, there shall not be any further reconciliation of Tenant Charges, the proration of such Tenant Charges pursuant to the final reconciliation being conclusively deemed accurate.

(b) The Closing Statement shall be final and binding on the parties unless Wexford Equities shall, within 60 days following its receipt thereof, together with all such reasonable supporting documentation, deliver to Parent written notice of disagreement with the Closing Statement, which notice shall describe the nature of any such disagreement, identify the specific items involved and the dollar amount of each such disagreement. If Wexford Equities shall raise any objections within the aforesaid 60 day period, then the disputed matters shall be resolved by Wexford Equities and Parent. If Wexford Equities and Parent are unable to resolve all disagreements within 30 days of receipt by Parent of a written notice of disagreement, or such longer period as may be agreed by Parent and Wexford Equities, then Wexford Equities and Parent jointly shall contact a nationally recognized certified public accounting firm that has not performed accounting, tax or auditing services for Parent, Wexford Equities, the Company or any of their respective Affiliates during the past three years to serve as the “Accounting Arbitrator.” The Accounting Arbitrator will consider only those items and amounts set forth in the Closing Statement as to which Parent and Wexford Equities have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement. In submitting a dispute to the Accounting Arbitrator, each of the parties shall concurrently furnish, at its own expense, to the Accounting Arbitrator and the other party such documents and information as the Accounting Arbitrator may request. Each party may also furnish to the Accounting Arbitrator such other information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other party. The Accounting Arbitrator shall issue a written report that sets forth the resolution of all items in dispute and that contains a final Closing Statement. The report shall be final and binding upon Parent, Wexford Equities and the Surviving Company. The fees and expenses of the Accounting Arbitrator incurred in connection with the determination of the disputed items by the Accounting Arbitrator shall be borne by (A) Parent if the Accounting Arbitrator’s determination of the disputed items shall vary from Parent’s determination of the disputed items by more than the difference between Wexford Equities’ determination of the disputed items and the Accounting Arbitrator’s determination of the disputed items or (B) Wexford Equities if the Accounting Arbitrator’s determination of the disputed items shall vary from Wexford Equities’ determination of the disputed items by more than the difference between Parent’s determination of the disputed items and the Accounting Arbitrator’s determination of the disputed items. Parent and Wexford Equities shall, and shall cause their respective Affiliates to, cooperate fully with the Accounting Arbitrator and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Arbitrator or by other parties hereto, all with the intent to fairly and in good faith resolve all disputes relating to the Closing Statement as promptly as reasonably practicable.

(c) After the Closing Statement has been finally determined in accordance with this Section 3.05, the Merger Consideration shall be adjusted as follows:

(i) If the Final Closing Adjustment is less than the Estimated Closing Adjustment, the Merger Consideration shall be decreased on a dollar-for-dollar basis by the amount of such shortfall. If the Final Closing Adjustment is greater than the Estimated Closing Adjustment, the Merger Consideration shall be increased on a dollar-for-dollar basis by the amount of such excess.

(ii) If the Construction and Development Costs are less than the Estimated Construction and Development Costs, the Merger Consideration shall be decreased on a dollar-for-dollar basis by the amount of such shortfall. If the Construction and Development Costs are greater than the Estimated Construction and Development Costs, the Merger Consideration shall be increased on a dollar-for-dollar basis by the amount of such excess.

(iii) If the Debt Payoff Amount is less than the Estimated Debt Payoff Amount, the Merger Consideration shall be increased on a dollar-for-dollar basis by the amount of such shortfall. If the Debt Payoff Amount is greater than the Estimated Debt Payoff Amount, the Merger Consideration shall be decreased on a dollar-for-dollar basis by the amount of such excess.

(iv) If the Assumed Debt Amount is less than the Estimated Assumed Debt Amount, the Merger Consideration shall be increased on a dollar-for-dollar basis by the amount of such shortfall. If the Assumed Debt Amount is greater than the Estimated Assumed Debt Amount, the Merger Consideration shall be decreased on a dollar-for-dollar basis by the amount of such excess.

(v) If the Closing Costs are less than the Estimated Closing Costs, the Merger Consideration shall be increased on a dollar-for-dollar basis by the amount of such shortfall. If the Closing Costs are greater than the Estimated Closing Costs, the Merger Consideration shall be decreased on a dollar-for-dollar basis by the amount of such excess.

(d) If the adjustments described in Section 3.05(c) result in an aggregate reduction in the Merger Consideration, Parent shall be entitled to the amount of such reduction, which amount shall be paid by Wexford Equities to Parent in cash within five Business Days after the final determination of the Closing Statement.

(e) If the adjustments described in Section 3.05(c) result in an aggregate increase in the Merger Consideration, Wexford Equities shall be entitled to the amount of such increase, which such amount shall be paid by Parent to Wexford Equities, to be disbursed by Wexford Equities as paying agent in accordance with Section 2.06(b), within five Business Days after the final determination of the Closing Statement.

Section 3.06 Tax Withholding. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent determines in good faith that Parent is required to deduct and withhold under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Parent.

Section 3.07 Tax Allocation. The parties shall determine in good faith the allocation of the Merger Consideration, and such agreed upon allocation shall be documented by the parties prior to Closing. The parties shall make consistent use of such allocation for all Tax purposes and in all filings with, and declarations and reports to, all Governmental Authorities. In any Action relating to the determination of any Tax, no party shall contest such allocation or assert such allocation is not correct.

Section 3.08 Escrow. On the Closing Date, Parent shall withhold from the Merger Consideration and deposit with Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”), the Escrow Amount. The Escrow Amount shall be held pursuant to the provisions of an escrow agreement, in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”), as security for the indemnification obligations of Wexford Equities set forth in Article VIII. In the event Parent (or a related Indemnified Party) suffers any Losses for which it is entitled to indemnification under Article VIII, the Indemnified Party shall be entitled to recover such Losses, subject to Section 8.04, first, from the Escrow Amount. Once the Escrow Amount has been exhausted, or the Escrow Agreement has expired or otherwise been terminated, the Indemnified Party shall be entitled to recover such Losses, subject to Section 8.04, by pursuing such remedies as may be available to the Indemnified Party hereunder.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company represents and warrants to General Partner, Parent and Merger Sub that the statements contained in this Article IV are true and correct as of the date of the Disclosure Schedules and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which are true and correct as of that specified date).

Section 4.01 Organization, Authority and Qualification of the Company. Wexford Equities and the Company and each of the Related Entities is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. Wexford Equities and the Company and each of the Related Entities has all necessary corporate, limited liability company or similar powers and authority required to own, operate or lease the properties and assets now owned, operated or leased by it, to carry on its business as it is currently conducted and to enter into this Agreement, carry out its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Company and Wexford Equities, and the performance by each of the Company and Wexford Equities of its obligations hereunder have been duly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability company proceedings on the part of the Company or Wexford Equities are necessary to authorize this Agreement or to consummate the Merger, the Related Entity Transfers and the other transactions contemplated hereby, other than the filing of the Articles of Merger. This Agreement has been duly executed and delivered by each of the Company and Wexford Equities, and (assuming due authorization, execution and delivery by Parent and Merger Sub) this Agreement constitutes a legal, valid and binding obligation of each of the Company and Wexford Equities, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity). Wexford Equities and the

Company and the Related Entities are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the properties owned or leased by them or the operation of their businesses as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. Complete and correct copies of the formation and organizational and governance documents of the Company and each of the Related Entities have been provided to Parent. Section 4.01 of the Disclosure Schedules lists each of the Company’s and the Related Entities’ Subsidiaries. Except as set forth in Section 4.01 of the Disclosure Schedules, neither the Company nor any of the Related Entities holds an equity interest in any other Person. The Company Articles and the Operating Agreement and the organizational or governance documents of the Related Entities are in full force and effect, and neither the Company nor any of the Related Entities is in violation of any provision of its respective organizational or governance documents.

Section 4.02 Capitalization.

(a) The Company has no issued and outstanding equity securities other than the Company LLC Interests. Wexford Equities owns all of the outstanding Class A Interests. The name and percentage ownership interest of each holder of the outstanding Class B Interests (the “Class B Holders”) has been provided to Parent by the Company. The Class B Holders own all of the outstanding Class B Interests. All of the Company LLC Interests have been duly authorized, are validly issued, fully paid and non-assessable. Section 4.02(a) of the Disclosure Schedules sets forth a list of the issued and outstanding Related Entity LLC Interests and Agent Common Stock, including the holders thereof. None of the Related Entities has any issued and outstanding equity interests other than the Related Entity LLC Interests and Agent Common Stock so listed. Wexford Equities, the Class B Holders and the other holders listed on Section 4.02(a) of the Disclosure Schedules hold, directly or indirectly, the record and beneficial title in all of the Company LLC Interests, Related Entity LLC Interests and Agent Common Stock, as applicable, free and clear of all Encumbrances.

(b) Except as contemplated by the Operating Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, Contracts, arrangements or commitments of any character relating to the capital of the Company or obligating the Company to issue or sell any securities of, or any other interest in, the Company. Except for the Class B Interests, the Company does not have any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights.

(c) Except as set forth in Section 4.02(c) of the Disclosure Schedules, the Company and the Related Entities hold, directly or indirectly, the record and beneficial title in all of the limited liability company interests, shares of capital stock or equivalent equity interests of each of their respective Subsidiaries free and clear of all Encumbrances. All of the limited liability company interests, shares of capital stock or equivalent equity interests of the Related Entities, including the Related Entity LLC Interests and Agent Common Stock, are duly authorized, validly issued, fully paid and non-assessable under the applicable Law of the jurisdiction of incorporation or formation of the relevant Related Entity. No Person has any outstanding or authorized option, warrant, purchase right, subscription right, conversion right, exchange right, or other similar Contract or commitment that could require any Related Entity to issue, sell, or otherwise cause to become outstanding any of its limited liability company interests, shares of capital stock or equivalent equity interests.

(d) Except as set forth in Section 4.02(d) of the Disclosure Schedules, the Company and the Related Entities own all of the assets used in the ordinary course of business by the Company and the Related Entities, and all such assets (other than those assets identified in Section 4.02(d) of the Disclosure Schedules) will be transferred to Parent at the Closing through the Merger and the Related Entity Transfers free and clear of all Encumbrances, except for Permitted Encumbrances.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance of this Agreement by the Company and Wexford Equities, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Company Articles or the Operating Agreement or organizational or governance documents of any of the Related Entities or Wexford Equities; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company or the Related Entities or Wexford Equities; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract, Company Lease or any Contract to which Wexford Equities is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not reasonably be expected to have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Wexford Equities or the Company or the Related Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as set forth in Section 4.03 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No dissenters’, appraisal or similar rights are available with respect to the Merger, the Related Entity Transfers or the other transactions contemplated by this Agreement.

Section 4.04 Financial Statements. Copies of the Company’s audited financial statements consisting of the balance sheet of the Company and its consolidated Subsidiaries as of December 31 in each of the years 2010 and 2011 and the related statements of operations, equity and cash flows for the years then ended (the “2010 and 2011 Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Related Entities (excluding Wexford Agent) and the Company and its consolidated Subsidiaries as of December 31, 2012 (the “Balance Sheet Date”) and the related statement of operations, equity and cash flows for the 12 month period then ended (the “2012 Interim Financial Statements” and together with the 2010 and 2011 Audited Financial Statements, the “Financial Statements”) have been made available to Parent in the Data Room. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the 2012 Interim Financial Statements, to normal recurring year-end adjustments and the absence of notes. Except as set forth in Section 4.04 of the Disclosure Schedules, the Financial Statements (and, as of the

Closing Date, the 2012 Audited Financial Statements and the 2013 Interim Financial Statements) fairly present in all material respects the financial condition of the Company and the Related Entities as of the respective dates they were prepared and the results of the operations of the Company and the Related Entities for the periods indicated. Except for those liabilities that are fully reflected or reserved against in the Financial Statements, and except for liabilities incurred in the ordinary course of business or in connection with this Agreement since the Balance Sheet Date, neither the Company nor any of the Related Entities has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in the Company’s financial statements or in the notes thereto, other than those which would not reasonably be expected to have a Material Adverse Effect. Wexford Agent has no assets, liabilities, income or expenses that would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

Section 4.05 Absence of Certain Changes, Events and Conditions. Except as contemplated by this Agreement or as set forth on Section 4.05 of the Disclosure Schedules, since the Balance Sheet Date, the Company and the Related Entities have operated in the ordinary course of business in all material respects and there has not been, with respect to the Company or the Related Entities, any:

(a) material amendment of its organizational or governance documents;

(b) split, combination or reclassification of any of its equity interests;

(c) issuance, sale or other disposition of any of its equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;

(d) declaration or payment of any dividends or distributions on or in respect of any of its equity interests or redemption, purchase or acquisition of its equity interests;

(e) material change in any method of accounting or accounting practice of the Company or the Related Entities, except as required by GAAP or applicable Law or as disclosed in the notes to the 2010 and 2011 Audited Financial Statements;

(f) waiver, release, assignment, cancellation, compromise or settlement of any material Action, or waiver or release of any material rights of the Company or the Related Entities (other than write-offs of accounts receivable in the ordinary course of business);

(g) material Contract, or material amendment or modification of any existing Contract, in each case, with any Affiliate (excluding transactions among the Company and the Related Entities in the ordinary course of business), officer, director or employee of the Company or the Related Entities;

(h) other than in the ordinary course of business, the execution, renewal, amendment, termination or waiver of compliance with the terms of, or breach or assignment of any Material Contract or Lease;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $500,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(j) sale or other disposition of any of the assets shown or reflected on the Financial Statements, except in the ordinary course of business and except for any assets having an aggregate value of less than $500,000;

(k) expenditure, or commitment therefor, in excess of $500,000 in the aggregate;

(l) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $500,000 in the aggregate;

(m) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(n) change of any material Tax election; settlement or compromise of any material claim, notice, audit report or assessment in respect of Taxes; change in any annual Tax accounting period; adoption or change in any material method of Tax accounting; filing of any amended Tax Return; new or amended Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(o) Contract to which the Company or any of the Related Entities is a party to do any of the foregoing;

(p) material adverse change to, or loss of, any Entitlements; or

(q) Material Adverse Effect.

Section 4.06 Material Contracts.

(a) Each Material Contract is listed on Section 4.06(a) of the Disclosure Schedules, and copies of each Material Contract, which are true and complete copies in all material respects, have been made available to Parent in the Data Room. Each Material Contract is a legal, valid and binding obligation of the Company or the Related Entity that is a party thereto, enforceable against the Company or such Related Entity, and to the Company’s Knowledge, the other parties thereto in accordance with its terms, except for such failures to be legal, valid and binding or to be enforceable as would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Section 4.06(b) of the Disclosure Schedules, neither the Company nor any of the Related Entities nor, to the Company’s Knowledge, any other party to any Material Contract is in breach of, or default under, any Material Contract, except for such breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

Section 4.07 Properties.

(a) Section 4.07(a) of the Disclosure Schedules sets forth a list of the real property owned or leased, including ground leased, or occupied by the Company or any of the Related Entities as lessee or sublessee, as of the date of this Agreement (all such real property interests listed in Section 4.07(a) of the Disclosure Schedules, together with all Improvements located on or under such real property and all easements, rights and other appurtenances to such real property, are referred to herein as “Company Real Property”; for the avoidance of doubt, “Company Real Property” does not include Potential Development Property). With respect to each Company Real Property that is not owned in fee simple by the Company or any of the Related Entities, Section 4.07(a) of the Disclosure Schedules identifies the owner of such Company Real Property and the document(s) pursuant to which the Company or a Related Entity (as applicable) holds its interest.

(b) Except as set forth in Section 4.07(b) of the Disclosure Schedules, the Company or a Related Entity owns good, valid and marketable (subject to Permitted Encumbrances) fee simple title or leasehold (or sub-leasehold) title (as applicable) to each of the Company Real Properties (excluding the Planned Development Properties), in each case, free and clear of Encumbrances, except for Permitted Encumbrances. Neither the Company nor any of the Related Entities has received written notice that it has violated any Encumbrance affecting any of the Company Real Properties, which violation would, individually or in the aggregate with all other such violations, reasonably be expected to have a Material Adverse Effect.

(c) Neither the Company nor any of the Related Entities has received written notice that any Permit, Contract, easement or other right that is necessary to permit the lawful use and operation of the Improvements on the Company Real Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from the Company Real Properties is not in full force and effect, except for such failures to be in full force and effect that would not reasonably be expected to have a Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Material Adverse Effect.

(d) To the Company’s Knowledge, current local zoning ordinances and other applicable land use regulations, and all private covenants, conditions or restrictions, if any, affecting any Company Real Property (excluding the Development Properties and the Planned Development Properties) permit the use and operation of such Company Real Property (excluding the Development Properties and the Planned Development Properties) for its current use and as contemplated to be operated. Except as set forth on Section 4.07(d) of the Disclosure Schedules, neither the Company nor any of the Related Entities has received (i) any written notice of any condemnation, rezoning or land use proceedings, pending or threatened, with respect to any of the Company Real Properties, (ii) any written notice of any uncured violation of any Laws affecting any of the Company Real Properties, including any zoning regulation or ordinance (including with respect to parking), building, fire, health or other Law, or (iii) any written notice of any uncured violation of any declarations, restrictive covenants, or easements with respect to any Company Real Property, except for each of the foregoing under clauses (i) and (ii) above, as has not had and would not reasonably be expected to have a Material Adverse

Effect. The Company and/or the Related Entities have all material certificates of occupancy, licenses, and Permits as necessary for the lawful operation of the Company Real Property (excluding the Development Properties and Planned Development Property) in the manner as currently operated.

(e) The rent rolls for each of the Company Real Properties, which rent rolls have been made available by or on behalf of the Company or any of the Related Entities to Parent in the Data Room, correctly in all material respects (i) reference each lease, sublease or license that was in effect as of January 31, 2013 and to which the Company or the Related Entities are parties as lessors or sublessors with respect to each of the applicable Company Real Properties (all such leases, subleases and licenses, together with all amendments, modifications, supplements, renewals and extensions related thereto, the “Leases”), and (ii) identify the rent currently payable and security deposit amounts currently held under the Leases. Section 4.07(e) of the Disclosure Schedules sets forth a true and complete list of all Leases for each such Company Real Property.

(f) Copies, which are true and complete copies, have been made available to Parent in the Data Room of all Leases, including all ground leases affecting the interest of the Company or any of the Related Entities in the Company Real Properties (the “Ground Leases,” and together with the other Leases, in each case as amended, supplemented or otherwise modified, the “Company Leases”), in each case in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto. Except as set forth on Section 4.07(f) of the Disclosure Schedules or as would not reasonably be expected to constitute a Material Adverse Effect, (1) neither the Company nor any of the Related Entities has received written notice that it is in default, nor has the Company or any of the Related Entities given notice to any other Person that it is in default under, any Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, any Lease by the Company or any of the Related Entities, or, to the Company’s Knowledge, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Lease has rent that is more than 30 days past due under such Lease, (3) no tenant under a Lease is the beneficiary or has the right to become a beneficiary of a loan or forbearance from the Company or any of the Related Entities in excess of $250,000 in the aggregate, (4) neither the Company nor any of the Related Entities is in receipt of any rent under any Lease paid more than 30 days before such rent is due and payable, and (5) neither the Company nor any of the Related Entities has leased or otherwise granted to any Person the right to use or occupy such Company Real Property or any portion therein. To the Knowledge of Company, each Lease, and except as set forth on Section 4.07(f) of the Disclosure Schedules, each guarantee of each Lease, is in full force and effect and is enforceable against each party thereto. No Lease has been assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered by the Company or any of the Related Entities, except with respect to any such assignment in connection with, the Assumed Debt, a Ground Lease, or any Repaid Debt being released at Closing.

(g) Except as set forth in Section 4.07(g) of the Disclosure Schedules, (i) there are no unexpired option to purchase Contracts, rights of first refusal or first offer, or any other rights to purchase or otherwise acquire any Company Real Property or real property or any portion thereof that would materially adversely affect the Company’s, or any Related Entity’s, ownership or ground lease of a Company Real Property, and (ii) there are no other outstanding rights or

Contracts to enter into any Contract for sale, ground lease, lease or letter of intent to sell, lease or ground lease any Company Real Property or any real property or any portion thereof that is owned by any Related Entity, which, in each case, is in favor of any party other than the Company or the Related Entities.

(h) A true and correct copy of each Title Insurance Policy in the possession of the Company or any of the Related Entities has been made available to Parent in the Data Room. Except as set forth in Section 4.07(h) of the Disclosure Schedules, neither the Company nor the Related Entities have made any material written claim under any Title Insurance Policy. True and correct copies of all current surveys in the possession of the Company or any Related Entity, and relating to the Company Real Property, have been made available to Parent in the Data Room.

(i) The Company and the Related Entities have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Effect. None of the Company’s or any of the Related Entities’ ownership of or leasehold interest in any such personal property is subject to any Encumbrances, except for Permitted Encumbrances.

(j) Section 4.07(j) of the Disclosure Schedules lists (i) each Company Real Property that is under construction and/or development (including major refurbishing or reconstruction, but excluding any tenant improvement work for a tenant under a Lease) as of the date hereof (each, a “Development Property”), (ii) all properties, other than Development Properties, currently proposed for acquisition, development or commencement of construction prior to the Closing Date by the Company and each Related Entity pursuant to binding Contracts (each, a “Planned Development Property”), and (iii) certain other projects on which the Company and the Related Entities are bidding or otherwise actively attempting to secure the right to develop (each, a “Potential Development Property”). Section 4.07(j) of the Disclosure Schedules identifies each general contractor or project architect for such Development Property who is in privity with the Company or any of the Related Entities and any subcontractor performing work in excess of $500,000 in the aggregate (each such Contract, a “Development Agreement”). A true and correct copy of each Development Agreement has been made available to Parent in the Data Room. The Company and the Related Entities have obtained all Permits and Existing Entitlements in connection with the construction and development of each Development Property, including all utilities, driveways, roads and other means of egress and ingress to and from any such Development Property as necessary, taking into account the stage of construction and development and the lawful use and operation thereof upon completion of each such Development Property. Neither the Company nor any of the Related Entities has received written notice from any Governmental Authority or other third party of any violation of Law or other claim which would prevent the completion of the construction and development of any Development Property as contemplated by the applicable Development Agreements and the Company Budget.

(k) The material Improvements on each parcel of Company Real Property (excluding the Planned Development Property) have legal, physical and valid access to (and with respect to each Development Property, the Company anticipates such Development Property having such access upon completion thereof) such sewer, water, gas, electric, telephone and other utilities and all driveways, roads and other means of egress and ingress to and from any of the Company Real Properties (excluding the Planned Development Property) as are necessary to allow the business operated thereon for its current use (or, with respect to each Development Property, for its contemplated use during construction and upon completion thereof), except where the failure to have such access, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, there is no existing latent structural, geological or other physical defect or deficiency in the condition of any Company Real Property (excluding the Planned Development Property), or any component or portion thereof, that is reasonably likely to impair or impose material costs upon the use, occupancy or operation of such Company Real Property (excluding the Planned Development Properties), and that has not been (or is not being) corrected. Each Company Real Property (excluding the Planned Development Properties) has sufficient parking or rights to parking that complies with all applicable Law (including variances and legal non-conforming approvals) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except to the extent the Company or the Related Entities have legal and binding rights to any such facilities, building system or utilities, each of the Company Real Properties (other than the Development Properties or Planned Development Properties) is an independent property that does not rely on any facilities (other than public facilities, public roads and off-site parking) located on any real property which is not a Company Real Property to fulfill any requirement of any Governmental Authority or for the furnishing to such Company Real Property (other than the Development Properties or Planned Development Properties) of any essential building system or utility, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l) Except as set forth on Section 4.07(l) of the Disclosure Schedules, as of the date of this Agreement no casualty to the Company Real Property with respect to which the costs of restoration, repair or replacement could reasonably be expected to exceed $500,000 or the time reasonably required to complete such restoration, repair or replacement would exceed 180 days has occurred with respect to which repairs or restoration has not been completed in material compliance with all applicable Laws and ordinances.

(m) To the Company’s Knowledge, the Company or the applicable Related Entity has all Entitlements necessary for the Company’s and the Related Entities’ current usage of each Company Real Property (other than the Development Properties and Planned Development Properties) and for the commencement of development of each Development Property (collectively, the “Existing Entitlements”). All of the Existing Entitlements are vested in the Company or the applicable Related Entity, and will not be affected by the consummation of the Merger or the Related Entity Transfers. To the Company’s Knowledge, there are no material uncured defaults or breaches under any of the Existing Entitlements. To the Company’s Knowledge, there are no current adverse actions, challenges or proceedings by any third party or Governmental Authority with respect to the Existing Entitlements. Neither the Company nor any of the Related Entities has received written notice of any adverse changes to any of the Existing Entitlements.

(n) The Company reasonably believes that all Entitlements necessary to permit the full development and usage of the Development Properties, in a manner and in a time period materially consistent with the Development Agreements and the Company Budget, have been obtained or will be obtained on a timely basis in the ordinary course of business, and to the Company’s Knowledge, there are no current adverse actions, challenges or proceedings by any third party or Governmental Authority with respect to any such Entitlements.

(o) Neither the Company nor any Related Entity has received notice that the use being made of each Company Real Property is not in conformity with the Entitlements applicable thereto.

Section 4.08 Intellectual Property.

(a) Section 4.08(a) of the Disclosure Schedules lists all of the following that are owned or licensed by the Company or any of the Related Entities: (i) registered trademarks and service marks, including the application/serial number or registration number, the class of goods covered and the expiration date for each jurisdiction for each such trademark or service mark; and (ii) internet domain names, including the expiration date and the name of the registrant for each such domain name. The Company and the Related Entities own, or have the valid right to use, all such intellectual property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Related Entities owns or licenses any patents, patent applications or copyrights. Neither the Company nor any of the Related Entities has entered into a co-existence or similar Contract with respect to the name “Wexford.”

(b) Except as would not reasonably be expected to constitute a Material Adverse Effect, the Company’s and the Related Entities’ conduct of their respective businesses as currently conducted does not infringe, violate or misappropriate the intellectual property of any Person, and no Person is infringing, violating or misappropriating any material intellectual property of the Company or the Related Entities. Neither the Company nor any of the Related Entities has received any written notice claiming that the Company’s or the Related Entities’ intellectual property, or the operation of their business, infringes, conflicts with, misappropriates, interferes with, dilutes or otherwise violates the rights of any Person in or to any intellectual property.

Section 4.09 Insurance. Section 4.09 of the Disclosure Schedules lists all material insurance policies maintained by the Company or the Related Entities or with respect to which the Company or any of the Related Entities is a named insured or otherwise the beneficiary of coverage (excluding insurance policies maintained by tenants, subcontractors, easement beneficiaries, and other unrelated third parties) (collectively, the “Insurance Policies”), and the Company has made such Insurance Policies available to Parent in the Data Room. Such Insurance Policies are in full force and effect, all premiums due on such Insurance Policies have been paid and neither the Company nor any of the Related

Entities have received written notice that they are in default with respect to any obligations under such policies, except in each case as would not reasonably be expected to have a Material Adverse Effect.

Section 4.10 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.10(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal or administrative proceedings (collectively, “Actions”) pending or, to the Company’s Knowledge, threatened against the Company or any of the Related Entities or affecting any of its properties or assets. To the Company’s Knowledge, there are no Actions pending or threatened in connection with which the Company or any of the Related Entities is obligated to indemnify any party. None of the Actions set forth in Section 4.10(a) of the Disclosure Schedules would reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in Section 4.10(b) of the Disclosure Schedules, neither the Company nor the Related Entities have received any written notice of any Governmental Orders applicable to the Company or any of the Related Entities, and there are no material unsatisfied judgments, penalties or awards against the Company or any of the Related Entities.

Section 4.11 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.11(a) of the Disclosure Schedules and to the Company’s Knowledge, the Company and each of the Related Entities are in material compliance with all Laws applicable to them.

(b) All material Permits required for the Company and each of the Related Entities to conduct their respective businesses have been obtained and are valid and in full force and effect, and are not being appealed, and, to the Company’s Knowledge, there are no pending judicial or regulatory proceedings by any Governmental Authority that would reasonably be expected to result in the termination, revocation or adverse modification of any such Permit, except for failures to hold such Permits or terminations, revocations or modifications of such Permits that would not reasonably be expected to have a Material Adverse Effect.

(c) None of the representations and warranties contained in this Section 4.11 shall be deemed to relate to property matters (which are governed by Section 4.07), environmental matters (which are governed by Section 4.12), employee benefits matters and employment matters (which are governed by Section 4.13), or tax matters (which are governed by Section 4.14).

Section 4.12 Environmental Matters.

(a) Except as set forth in Section 4.12(a) of the Disclosure Schedules, to the Company’s Knowledge, the Company and the Related Entities are in material compliance with all Environmental Laws and have not received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is in the source of ongoing obligations or requirements as of the Closing Date.

(b) To the Company’s Knowledge, the Company and the Related Entities have obtained all Environmental Permits (each of which has been made available to Parent in the Data Room) necessary for the ownership, lease, operation or use of the business or assets of the Company and the Related Entities or any remedial actions being performed by the Company or any Related Entity, and each such Environmental Permit is not being appealed, and there are no pending judicial or regulatory proceedings by any Governmental Authority that would reasonably be expected to result in the termination, revocation, or adverse modification of any such Environmental Permit.

(c) No Company Real Property is listed on, or has been proposed for listing on, the National Priorities List (CERCLIS) under CERCLA, or any similar state list.

(d) Except as set forth in Section 4.12(d) of the Disclosure Schedules, to the Company’s Knowledge, there is no current, and to the Company’s Knowledge, there has been no past, Release of Hazardous Materials with respect to the business or assets of the Company or the Related Entities or any Company Real Property, or any property previously owned or operated by the Company or any of the Related Entities for which the Company or any of the Related Entities is or could be held liable, and the Company and the Related Entities has not received an Environmental Notice that any Company Real Property (including soils, groundwater, surface water, Improvements located on any such Company Real Property, and indoor and outdoor air) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or an obligation under or a violation of Environmental Laws or term of any Environmental Permit by, the Company or the Related Entities.

(e) The Company has previously made available to Parent in the Data Room the most recent environmental reports in the Company’s or the Related Entities’ possession with respect to the Company, the Related Entities, the Company Real Property or the Company’s business, assets or operations.

(f) To the Company’s Knowledge, the Company and the Related Entities, as applicable, have complied with and are in compliance with all brownfields agreements and deed restrictions regarding the properties located at 575 N. Patterson, Winston Salem, North Carolina and 403 and 601 Vine Street, Winston Salem, North Carolina.

(g) Except as set forth in Contracts provided to Parent in the Data Room, neither the Company nor any of the Related Entities has assumed any Environmental Claim, environmental liabilities or responsibilities of any other Person by Contract or by operation of law.

(h) The representations and warranties set forth in this Section 4.12 are the Company’s sole and exclusive representations and warranties regarding environmental matters.

Section 4.13 Employee Benefit Matters.

(a) Except for the Class B Interests and the related Grant Agreements and the Contracts with independent contractors who are natural persons and identified in Section 4.13(a)

of the Disclosure Schedules, neither the Company nor any of the Related Entities maintains, or has any liability under, any employee benefit, retirement, employment, compensation, consulting, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off or fringe-benefit agreement, plan, policy and program (each, a “Benefit Plan”). True and complete copies of each Benefit Plan maintained by the Company have been made available to Parent in the Data Room.

(b) Neither the Company nor any of the Related Entities has ever had any employees, and has only received services of the Leased Employees under the Employee Leasing Agreement and pursuant to Contracts with independent contractors entered into in the ordinary course of business. Each of the Company and the Related Entities is, and at all relevant times has been, in material compliance with all applicable Laws concerning labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings and wages and hours. To the Company’s Knowledge, with respect to the Leased Employees, Parkway Support Services is, and at all relevant times has been, in material compliance with all applicable Laws concerning labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings and wages and hours. Neither the Company nor any of the Related Entities has any material liability for breach or violation of any of the foregoing applicable Laws. Neither the Company nor any of the Related Entities has any material liability to Parkway Support Services or to any of the Leased Employees as a co-employer.

(c) Except as provided in Section 4.13(c) of the Disclosure Schedules, neither the Company nor any ERISA Affiliate maintains or participates in, or has ever sponsored, maintained or participated in, any Benefit Plan subject to Section 412 of the Code or Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that could give rise to any obligation or liability of the Company or the Related Entities. No liability under ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full. Neither the Company nor any Related Entity contributes to or has an obligation to contribute to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA). With respect to any multiemployer plan to which an ERISA Affiliate has any liability or contributes (or has at any time contributed or had an obligation to contribute), none of the Company, the Related Entities nor any ERISA Affiliate has any withdrawal liability under Title IV of ERISA which remains unsatisfied. With respect to any multiemployer plan to which an ERISA Affiliate currently has any liability or currently contributes, such ERISA Affiliate has not received notice that such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively).

(d) For purposes of this Agreement, “ERISA Affiliate” means any Person that would be treated as a “single employer” with any of the Company or the Related Entities under Section 414 of the Code or Section 4001(b) of ERISA.

(e) The execution, delivery and performance of this Agreement by the Company and Wexford Equities, and the consummation of the transactions contemplated hereby, do not and will not (either alone or in conjunction with any other event) (i) result in any payment becoming due to any Person under any Benefit Plan, (ii) increase any benefits otherwise payable under any Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan.

(f) The Company and each of the Related Entities has paid in full to, or accrued on behalf of, all independent contractors of the Company or the Related Entities (which accruals are accurately reflected on the Financial Statements), all compensation for all services performed by such independent contractors, and all amounts required to be reimbursed to such independent contractors for which appropriate reimbursement requests have been submitted or, to the Company’s Knowledge, are expected to be submitted. Neither the Company nor any of the Related Entities has any contingent liabilities for compensation or similar items to any independent contractors. Each of the persons characterized as an independent contractor by the Company or the Related Entities has been properly characterized as such using the applicable rules and regulations of the Internal Revenue Service or any other applicable Governmental Authority.

(g) The representations and warranties set forth in this Section 4.13 are the Company’s sole and exclusive representations and warranties regarding employee benefit matters and employment matters.

Section 4.14 Taxes.

(a) Except as set forth in Section 4.14 of the Disclosure Schedules:

(i) The Company and the Related Entities have timely and duly filed (taking into account any valid extensions) all material Tax Returns required to be filed by the Company and the Related Entities. Such Tax Returns are true, complete and correct in all material respects. Neither the Company nor any of the Related Entities is currently the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes due and owing by the Company or the Related Entities have been paid or accrued.

(ii) The unpaid Taxes of the Company and the Related Entities did not, as of the date of each balance sheet contained in the Financial Statements (and, as of the Closing Date, will not with respect to the 2012 Audited Financial Statements and the 2013 Interim Financial Statements), exceed the reserve for Tax liability set forth on the face of such balance sheets (rather than in any notes thereto) (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income). Since December 31, 2011, the Company and the Related Entities have not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past practices.

(iii) No deficiencies for Taxes with respect to the Company or any of the Related Entities have been claimed, proposed or assessed by any Tax Authority. There are no pending or, to the Company’s Knowledge, threatened audits, assessments or other actions relating to any liability in respect of Taxes of the Company or the Related Entities. No issues relating to Taxes of the Company or the Related Entities have been raised by any Tax Authority in any audit or examination that could result in a material amount of additional Tax liability in any taxable period for the Company or any of the Related Entities.

(iv) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company or the Related Entities.

(v) There are no ongoing Actions by any Tax Authority against the Company or the Related Entities.

(vi) Neither the Company nor any Related Entity is a party to any Tax-sharing, Tax-allocation or similar Contract.

(vii) There are no Encumbrances for Taxes upon any property or asset of the Company or the Related Entities (other than statutory liens for current Taxes not yet due and payable).

(viii) All material Taxes which the Company or the Related Entities are obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

(ix) The Company and each of the Related Entities, other than Wexford Agent, is classified, for Federal income tax purposes, as either a partnership or disregarded entity. Wexford Agent is classified, for Federal income tax purposes, as an association taxable as a corporation.

(x) Neither the Company nor any Related Entity has been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Law.

(xi) Neither the Company nor any Related Entity has (A) been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or analogous provisions of state, local or foreign Law), (B) been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the United States of America.

(xii) Except as set forth in Section 4.14(a)(xii) of the Disclosure Schedules, neither the Company nor any of the Related Entities owns any loan assets, equity securities or other securities of any issuer except for equity interests in a Subsidiary of the Company.

(xiii) Neither the Company nor any of the Related Entities is a foreign person (as defined in the Code) and, therefore, neither the Company nor any of the Related Entities is subject to the provisions of the Code relating to the withholding of sale or exchange proceeds to foreign persons.

(b) Except for certain representations related to Taxes in Section 4.13, the representations and warranties set forth in this Section 4.14 are the Company’s sole and exclusive representations and warranties regarding Tax matters.

Section 4.15 Brokers. Except as set forth on Section 4.15 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The fees, commissions and expenses of all such brokers, finders and investment bankers shall be borne by Wexford Equities as part of the Closing Costs.

Section 4.16 Ancillary Agreements. Concurrently with the execution of this Agreement, (a) the Company, Wexford Equities and Redwood have executed and delivered to Parent the Redwood Guaranty, and (b) Wexford Equities has executed and delivered to General Partner the Lock-Up Agreement. The Redwood Guaranty is in full force and effect and constitutes the legal, valid and binding obligation of the Company, Wexford Equities and Redwood, enforceable in accordance with its terms, and has not been amended, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Company, Wexford Equities or Redwood under the Redwood Guaranty. The Lock-Up Agreement is in full force and effect and constitutes the legal, valid and binding obligation of Wexford Equities, enforceable in accordance with its terms, and has not been amended, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Wexford Equities under the Lock-Up Agreement.

Section 4.17 Accredited Investor. Wexford Equities is an Accredited Investor. Wexford Equities has such knowledge and experience in financial and business matters such that Wexford Equities is capable of evaluating the merits and risks of acquiring the General Partner Common Stock. Wexford Equities understands that an investment in the General Partner Common Stock is a speculative investment that involves very significant risks and tax uncertainties, and Wexford Equities is prepared to bear the economic, tax and other risks of an investment in the General Partner Common Stock for an indefinite period of time, and is able to withstand a total loss of its investment in the General Partner Common Stock.

Section 4.18 Registration Statement. The Registration Statement and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the requirements of the Securities Act, and at the time the Registration Statement or any amendment or supplement thereto becomes effective, the Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the representations and warranties in this Section 4.18 shall only apply to statements in or omissions from the Registration Statement made in reliance upon and in conformity with written information furnished to General Partner and/or Parent by Wexford Equities or its Affiliates expressly for use therein.

Section 4.19 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives (including the Confidential Information Memorandum distributed by Goldman Sachs & Co. dated September 2012 and any information, documents or material made available to Parent in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising under any Law.

Article V

REPRESENTATIONS AND WARRANTIES OF GENERAL PARTNER, PARENT AND MERGER SUB

General Partner, Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article V are true and correct as of the date of the Disclosure Schedules and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which are true and correct as of that specified date).

Section 5.01 Organization and Authority of Parent and Merger Sub. General Partner is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Maryland. Parent is a limited partnership duly organized, validly existing and in good standing under the Laws of the state of Maryland. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Maryland. Each of General Partner, Parent and Merger Sub has all necessary corporate, limited partnership and limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each of General Partner, Parent and Merger Sub of this Agreement, the performance by each of General Partner, Parent and Merger Sub of its obligations hereunder have been duly authorized by all necessary corporate or limited liability company action, and no other corporate, limited partnership or limited liability company proceedings on the part of General Partner, Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger, the Related Entity Transfers and the other transactions contemplated hereby, other than the filing of the Articles of Merger. This Agreement has been duly executed and delivered by each of General Partner, Parent and Merger Sub, and (assuming due authorization, execution and delivery by the Company and Wexford Equities) this Agreement constitutes a legal, valid and binding obligation of each of General Partner, Parent and Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 5.02 Ownership of Merger Sub. Merger Sub is a direct or indirect, wholly-owned subsidiary of Parent, was formed solely for the purpose of consummating the Merger and has engaged in no business activity other than as contemplated by this Agreement.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by each of General Partner, Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the formation and governance documents of General Partner, Parent or Merger Sub; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to General Partner, Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Contract to which General Partner, Parent or Merger Sub is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not reasonably be expected to have a material adverse effect on either General Partner’s, Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not reasonably be expected to have a material adverse effect on General Partner’s, Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby.

Section 5.04 Brokers. Except as set forth on Section 5.04 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of General Partner, Parent or Merger Sub. The fees, commissions and expenses of all such brokers, finders and investment bankers shall be borne by General Partner.

Section 5.05 Sufficiency of Funds. Parent has, and will have when all conditions to Closing have been satisfied or waived in accordance with their terms, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Merger Consideration and consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.06 Legal Proceedings. There are no Actions pending or, to Parent’s knowledge, threatened against or by Parent or Merger Sub or any other Affiliate of Parent that would reasonably be expected to adversely affect the performance of either Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.07 Independent Investigation. Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and the Related Entities, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Parent acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of the Company or any other Person has made any representation or warranty as to the Company or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

Section 5.08 HTC Properties. Parent acknowledges that Federal rehabilitation tax credits arising under Section 47 of the Code with respect to the Company Real Property projects referred to as “Wake Forest Building 91” and the “Illinois Institute of Technology” are potentially subject to recapture, and the projects referred to as “Heritage” and “Wake Forest Building 90” will fail to qualify for such tax credits, if Parent, or any direct or indirect owner of Parent, is (i) a “tax-exempt entity” (as defined in Code Section 168(h)(2)(A)), (ii) a real estate investment trust (as defined in Code Section 856(a)), or (iii) another entity described in Treasury Regulations Section 1.48-4(a)(1)(v); provided, however, that such properties will not be subject to recapture or fail to qualify for such tax credits if any Person related to Parent is a real estate investment trust and the properties are held directly by an entity treated as a taxable REIT subsidiary (as defined in Code Section 856(l)) of such Person.

Section 5.09 SEC Documents. General Partner’s and Parent’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2012 (the “Parent 2012 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by General Partner or Parent or any of their Subsidiaries subsequent to January 1, 2010 under the Securities Act or under the Exchange Act with the SEC (collectively, the “Parent SEC Documents”) in the form filed, as amended, (i) complied as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Parent SEC Document (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Parent SEC Documents (including any related notes and schedules thereto) fairly presents the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of General Partner and its Subsidiaries contained in the Parent 2012 Form 10-K and, except for liabilities reflected in Parent SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2012, neither General Partner nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto, other than those which would not reasonably be expected to have a material adverse effect on General Partner’s, Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby.

Section 5.10 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of General Partner consists of 265,000,000 shares of General Partner Common Stock and 15,000,000 shares of preferred stock, par value $0.01 per share, of which 9,200,000 are classified as 7.375% Series A Cumulative Redeemable Preferred Stock (“General Partner Preferred Stock”). As of March 20, 2013, approximately 169,052,207 shares of General Partner Common Stock and no shares of General Partner Preferred Stock were issued and outstanding.

(b) The shares of General Partner Common Stock to be issued by General Partner in connection with the Merger and the OP Units to be issued by Parent in connection with the Merger each have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or similar right.

(c) General Partner has reserved a sufficient number of shares of General Partner Common Stock in order to fulfill its obligations under this Agreement.

Section 5.11 Absence of Certain Changes. Since December 31, 2012, the business of General Partner and its Subsidiaries has been conducted in the ordinary course consistent with past practice in all material respects, and there has not been any event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on General Partner.

Section 5.12 Compliance with Applicable Laws. General Partner and each of its Subsidiaries are in compliance with all Laws applicable to them, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on General Partner. General Partner and its Subsidiaries hold all material Permits necessary for the operation of the businesses of General Partner and its Subsidiaries, taken as a whole (the “General Partner Permits”). General Partner and each of its Subsidiaries are in compliance with the terms of General Partner Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on General Partner.

Section 5.13 Registration Statement. The Registration Statement and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the requirements of the Securities Act, and at the time the Registration Statement or any amendment or supplement thereto becomes effective, the Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the representations and warranties in this Section 5.13 shall not apply to statements in or omissions from the Registration Statement made in reliance upon and in conformity with written information furnished to General Partner and/or Parent by Wexford Equities or its Affiliates expressly for use therein.

Article VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, the Company and the Related Entities shall conduct their respective businesses in the ordinary course of business. From the date hereof until the Closing, the Company and the Related Entities shall not take or agree to take any action listed in Section 4.05(a) through (p), unless such action is (a) required by applicable Law; (b) specifically provided for in the budget dated March 21, 2013, which has been agreed to by Parent and the Company (the “Company Budget”); (c) listed in Section 6.01 of the Disclosure Schedules; (d) specifically provided for in this Agreement; or (e) consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed).

Section 6.02 Access to Information. From the date hereof until the Closing, the Company and the Related Entities shall: (a) afford Parent and its Representatives reasonable access to and the right to inspect all of the Company Real Property, properties, assets, premises, books and records, Contracts, agreements and other documents and data related to the Company and the Related Entities; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company and the Related Entities as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company and the Related Entities to cooperate with Parent in its investigation of the Company and the Related Entities; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Company or the Related Entities. All requests by Parent for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Ted Russell, Vice President, Director of Investment Banking, or such other individuals as the Company may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither the Company nor the Related Entities shall be required to disclose any information to Parent if such disclosure would, in the Company’s reasonable discretion: (x) cause significant competitive harm to the Company, the Related Entities and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement (it being agreed that the parties shall use commercially reasonable efforts to cause such information to be provided in a manner that would not result in any such consequences). Prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, Parent shall not contact any suppliers to, or customers of, the Company or the Related Entities and Parent shall have no right to perform invasive or subsurface investigations of the Company Real Property. Parent shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Section 6.03 Disclosure Schedules.

(a) Information furnished in any particular section of the Disclosure Schedules shall be deemed to be included in another section of the Disclosure Schedules to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other section reasonably apparent on its face. The subsections and subheadings used in any section of the Disclosure Schedules are for reference purposes only and shall not in any manner limit the construction of the Disclosure Schedules, and any disclosure made in any subsection or subheading shall be deemed made for all provisions of the corresponding section of this Agreement. Any information provided in the Disclosure Schedules is solely for information purposes, and the inclusion of such information shall not be deemed to enlarge, enhance or diminish in any way any of the covenants, agreements, representations or warranties under this Agreement or otherwise alter in any way the terms of this Agreement. The inclusion of any information in any section of the Disclosure Schedules or other document delivered by the parties pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

(b) From time to time prior to the Closing, the Company shall have the right (but not the obligation, except as otherwise provided in Section 6.11) to supplement or amend the Disclosure Schedules hereto (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedules as of the Closing Date; provided, however, that in the event such event, development or occurrence which is the subject of the Schedule Supplement constitutes or relates to something that has had or would reasonably be expected to have a Material Adverse Effect, then Parent shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Section 7.02(a); provided, further, that if Parent has the right to, but does not elect to terminate this Agreement within 10 Business Days of its receipt of such Schedule Supplement, then Parent shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter under any of the conditions set forth in Section 7.02; provided that any such waiver shall not limit or otherwise affect the remedies available to Parent hereunder.

Section 6.04 Confidentiality. Parent acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Parent pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.04 shall nonetheless continue in full force and effect.

Section 6.05 Governmental Approvals; Other Third-Party Consents; Guarantees.

(a) Each party hereto shall, as promptly as practicable, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Company shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules. Parent shall reasonably cooperate with respect thereto as necessary.

(c) Each party hereto shall use its commercially reasonable efforts to ensure that all of the Guarantees are released and terminated prior to the Closing pursuant to instruments satisfactory to the Guarantors thereunder. For those Guarantees which are not released and terminated prior to Closing, Parent shall use its commercially reasonable efforts to assume the Guarantees and shall provide the Guarantors under such Guarantees with an indemnity for any and all Losses that arise under such Guarantees by actions of Parent or the Surviving Company after the Closing Date, in substantially the form attached hereto as Exhibit B (the “Backstop Indemnity Agreement”). For the avoidance of doubt, this Section 6.05(c) shall not apply to the Existing Tax Credit Guaranty Agreements covered by Section 6.20.

(d) At or prior to the Closing, Wexford Equities shall cause Redwood to deliver to Parent a completed and executed assignment with respect to Redwood’s 1% ownership interest in Wexford Finance in accordance with Section 7.02(h).

Section 6.06 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to satisfy the closing conditions set forth in Article VII hereof as soon as reasonably practicable.

Section 6.07 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and in all cases the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, each of General Partner, Parent and the Company may make any public statement in response to specific questions presented by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made by General Partner, Parent or the Company in accordance with this Section 6.07.

Section 6.08 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.09 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by Parent and Wexford Equities when due. Parent shall timely file (or cause to be filed) any Tax Return or other document with respect to such Taxes or fees (and Wexford Equities shall cooperate with respect thereto as necessary).

Section 6.10 Tax Matters.

(a) For United States Federal and, to the greatest extent permissible, state and local income Tax purposes, the parties hereto agree and shall treat the Merger, solely for Federal and state income Tax purposes, as a transaction described in Treasury Regulations Section 1.708-1(c)(4) and Treasury Regulations Section 1.708-1(c)(5) Example 5. Accordingly, (i) Wexford Equities, each Non-Accredited Class B Holder and each other holder of Company LLC Interests receiving cash or General Partner Common Stock will be treated as selling his, her or its Company LLC Interests in the Company to Parent for cash and/or General Partner Common Stock, as applicable, immediately before the Closing; and (ii) as of the Closing, the Company will be treated as (A) contributing all the assets and liabilities of the Company attributable to the interests of Accredited Class B Holders to Parent in exchange for OP Units pursuant to Section 721 of the Code and (B) immediately thereafter, distributing the OP Units to the Accredited Class B Holders and its remaining assets to Parent in liquidation of the Company. In accordance with Treasury Regulations Section 1.708-1(c)(4), Wexford Equities hereby expressly consents to treat the Merger, solely for Federal and state income tax purposes, as a sale of its Company LLC Interests for cash, and each Non-Accredited Class B Holder and every other recipient of cash or General Partner Common Stock will provide a similar consent pursuant to a separate written instrument. In addition, Wexford Equities, the Company and Parent further agree that (i) the Merger shall result in a termination of the Company for purposes of Section 708 of the Code, (ii) the transactions contemplated hereby will result in a termination of each of the Related Entities, and (iii) the taxable year of the Company and each Related Entity shall close as of the end of the day on the Closing Date. All income, gains, losses and deductions of the Company shall be allocated to Wexford Equities and the other holders of the Company LLC Interests immediately prior to the Merger (for the avoidance of doubt, not including Parent) for all Pre-Closing Tax Periods, based on the closing of the Company’s books as of the end of the day on the Closing Date. Similarly, all income, gains, losses and deductions of the Related Entities shall be allocated to those persons holding interest in such Related Entities immediately prior to the Merger (for the avoidance of doubt, not including Parent) for all Pre-Closing Tax Periods, based on the closing of the books of each Related Entity as of the end of the day on the Closing Date.

(b) The Company, at its sole cost and expense, shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company and any of the Related Entities required to be filed on or before the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice. The Company shall deliver, or cause to be delivered, each such Tax Return to Parent no later than 30 days prior to the due date of such Tax Return (including applicable extension periods) and shall make any changes reasonably requested by Parent prior to filing such Tax Return. The Company shall pay any Taxes required to be paid pursuant to such Tax Returns.

(c) Wexford Equities, at its sole cost and expense, shall prepare, or cause to be prepared, and file, or cause to be filed, all income Tax Returns that relate to a Pre-Closing Tax Period (and are required to be filed after the Closing Date) for the Company and the Related Entities that are pass-through entities. Wexford Equities is hereby authorized and directed to sign (or cause to be signed) all such income Tax Returns as an authorized person of the Company and the Related Entities. Wexford Equities shall deliver, or cause to be delivered, each such Tax Return to Parent no later than 30 days prior to the due date of such Tax Return (including applicable extension periods) and shall make any changes reasonably requested by Parent prior to filing such Tax Returns. Wexford Equities shall pay any Taxes required to be paid by the Company or the Related Entities in connection with such Tax Returns.

(d) Parent, at its sole cost and expense, shall prepare, or cause to be prepared, and file, or cause to be filed, all other Tax Returns for the Company and the Related Entities required to be filed after the Closing Date, including any non-income Tax Returns attributable to the Straddle Period. Parent shall deliver to Wexford Equities, for its review and comment, each Tax Return relating to any taxable period ending on or before the Closing Date at least 30 days prior to the filing of each such Tax Return, and shall consider in good faith such revisions to such Tax Returns as are reasonably requested by Wexford Equities. Tax Returns described in the preceding sentence shall be prepared in a manner consistent with prior practice of the Company and the Related Entities to the extent permitted by Law. Within five days prior to the filing of such Tax Returns, Wexford Equities shall pay to Parent the amount of any Taxes allocable to a Pre-Closing Tax Period, including that portion of the Straddle Period that is deemed to end at the end of the day on the Closing Date.

(e) After the Closing Date, Parent and the Surviving Company shall, promptly upon receipt of notice thereof, provide prompt notice to Wexford Equities of the commencement or scheduling of any Tax audits affecting the Surviving Company and the Related Entities for periods prior to the Closing Date. Parent and Wexford Equities shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes, and in connection with any matters that may impact the status of an Affiliate of Parent as a real estate investment trust under Section 856 of the Code. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and Wexford Equities agree (A) to retain all books and records with respect to Tax matters pertinent to the Surviving

Company and the Related Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Surviving Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent or Wexford Equities, as the case may be, shall allow the other party to take possession of such books and records. Wexford Equities acknowledges that Parent is a real estate investment trust as such term is defined in Section 856 of the Code. In order to enable Parent to determine compliance with the REIT qualification requirements upon completion of the transactions contemplated hereby, Wexford Equities shall provide to Parent any information relating to the composition of the assets and income of the Company and the Related Entities as may be reasonably requested by Parent for such purpose.

Section 6.11 Notification of Certain Matters. The Company shall give prompt written notice to Parent of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, if such third-party consent is not described in Section 4.03 of the Disclosure Schedules, (b) any notice or other communication from any third party whose consent is required in connection with the transactions contemplated by this Agreement that such third party refuses to give such consent, (c) any Material Adverse Effect, (d) any Event of Loss or Taking, or (e) the occurrence or existence of any event that results, or with notice or the passage of time or otherwise, is reasonably likely to result, in the failure of the conditions set forth in Article VII of this Agreement; provided, however, that the delivery of notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to Parent.

Section 6.12 No Solicitation.

(a) Wexford Equities and the Company agree they shall not, and shall cause each of their respective Affiliates and Representatives not to, directly or indirectly:

(i) solicit, initiate or induce or knowingly or intentionally facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal or any proposal that would reasonably be expected to lead to any Acquisition Proposal;

(ii) furnish to any Person any information with respect to any Acquisition Proposal;

(iii) participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, except to notify such Person as to the existence of these provisions;

(iv) approve, endorse or recommend any Acquisition Proposal; or

(v) enter into any letter of intent or similar document or any Contract, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby.

Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Affiliate or Representative of Wexford Equities or the Company, whether or not such Person is purporting to act on behalf of Wexford Equities or the Company or otherwise, shall be a breach of this Section 6.12(a).

(b) Wexford Equities and the Company shall, and shall cause each of their respective Affiliates and Representatives to, immediately terminate all discussions or negotiations, if any, with any third party with respect to, or any discussions that would reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal. The Company shall promptly (but in no event later than five Business Days following the execution of this Agreement) demand that each Person which has heretofore executed a confidentiality agreement with Wexford Equities or the Company or any of their respective Affiliates or Representatives with respect to such Person’s consideration of a possible Acquisition Proposal (other than agreements that have expired by their terms) to immediately return or destroy (which destruction shall be certified in writing by such Person to the Company) all confidential information heretofore furnished by Wexford Equities, the Company or any of their respective Affiliates or Representatives to such Person.

(c) As promptly as practicable, and in any event within 48 hours, after the Company receives or has Knowledge of any Acquisition Proposal or any request for information or inquiry which would reasonably be expected to lead to an Acquisition Proposal, the Company shall advise Parent in writing as to the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and provide a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. After receipt of the Acquisition Proposal, request or inquiry, the Company shall continue to promptly keep Parent informed in all material respects of the status and details (including notice of all material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall as promptly as practicable provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

Section 6.13 New Title Policy. The Company shall, and shall cause the Related Entities to, reasonably cooperate with Parent in the event that Parent, at its sole cost and expense, elects to induce one or more title insurance companies to issue a policy of title insurance or a date down endorsement for any existing Title Insurance Policy or other customary evidence of title insurance, as appropriate for the respective jurisdiction, showing good leasehold or good and indefeasible fee title or easement interest to any of the Company Real Properties vested in the applicable entity as of the Closing Date, with such additional available endorsements as Parent may reasonably request (each such policy or date down endorsement or other customary evidence of title insurance, as appropriate for the respective jurisdiction, a “New Title Policy”), and Company shall, and shall cause the Related Entities to, reasonably cooperate with Parent (at no out-of-pocket cost or expense to the Company or the Related Entities) in any efforts relating to the removal from the New Title Policies of any Encumbrances which are not Permitted Encumbrances.

Section 6.14 Entitlements. From the date hereof until the Closing, the Company shall, and shall cause the Related Entities to, warrant and defend, and otherwise maintain, all of the Entitlements obtained by the Company or any Related Entity in connection with any Development Property as necessary (a) for the development of such Development Property as intended and as contemplated by the Development Agreements and the Company Budget and (b) to ensure the applicable Development Property is in compliance with applicable Law. From the date hereof until the Closing, the Company shall, and shall cause the Related Entities to, use diligent efforts to obtain all Future Approvals and pending Entitlements on a timely basis as necessary (i) for the development of any Development Property as intended and as contemplated by the Development Agreements and the Company Budget and (ii) to ensure the applicable Development Property is in compliance with applicable Law. To the extent any Entitlements require any obligations or conditions to be fulfilled from the date hereof until the Closing, the Company shall, and shall cause the Related Entities to, perform (or cause to be performed) such obligations or conditions.

Section 6.15 Company Name.

(a) Wexford Equities shall, and shall cause each of its Affiliates to, immediately cease use of the name “Wexford” as a trademark or service mark following the Closing. Without limiting the foregoing, Wexford Equities and its Affiliates shall not, and shall not cause any other Person to apply for, register, maintain or use anywhere in the world any trademarks, service marks or entity names which could be confusingly similar to the name “Wexford.” Furthermore, Wexford Equities shall, and shall cause each of its Affiliates to, promptly (but in no event later than 30 days after the Closing) discontinue all use of, and change any entity names which utilize or are confusingly similar to, the name “Wexford,” and make and approve all necessary corporate or other entity filings, amendments and resolutions with respect thereto.

(b) Wexford Equities shall not, shall ensure that each of its Affiliates does not, and shall not cause any other Person to, register, renew or use anywhere in the world any internet domain names which could be confusingly similar to the name “Wexford” or which utilize the name “Wexford” either alone or together with other words, letters or symbols. In connection therewith, Wexford Equities shall, and shall cause each of its Affiliates to, promptly (but in no event later than 30 days after the Closing) discontinue use of, and transfer to Parent through the appropriate registrar, the domain names listed in Section 4.08(a) of the Disclosure Schedules.

Section 6.16 Risk of Loss.

(a) If, prior to Closing, any fire or other casualty occurs with respect any Company Real Property (an “Event of Loss”), Wexford Equities shall give Parent written notice thereof within 10 days after Wexford Equities obtains knowledge of such event. Within 30 days of such event, Wexford Equities shall to deliver to Parent, from an architect or general contractor, who has previously worked with Wexford Equities in constructing any Improvements, acting in good faith and in the exercise of their professional judgment (each, a “Restoration Professional”), an estimate as to the costs and duration of any required repairs or restoration (the “Estimated Restoration Costs”). If the Estimated Restoration Costs exceeds $60,000,000 (a “Material

Loss”) then Parent shall have the right to terminate this Agreement by written notice to Wexford Equities within 15 days after the date Parent receives the Estimated Restoration Costs from Wexford Equities, whereupon this Agreement shall be deemed terminated as of the date of notice. If Parent fails to send such notice to Wexford Equities within such 15 day time period, then the parties shall proceed to Closing in accordance with clause (ii) below. In the event a Material Loss occurs and Parent does not elect to terminate this Agreement as provided in this Section 6.16(a), or in the event of any Event of Loss does not constitute a Material Loss, Wexford Equities shall either (at Wexford Equities’ sole option) (i) repair and restore such loss or damage prior to Closing, in which event Closing shall be extended for such time as is reasonable under the circumstances to allow Wexford Equities to complete such restoration, or (ii) proceed to Closing with Parent with the affected Company Real Property in its damaged condition (or in its condition existing at the Closing Date if repairs or restoration shall have been commenced but remain unfinished), and assign or turn-over to Parent all proceeds of insurance or recoveries from third parties actually received by Wexford Equities as of the Closing Date (including all proceeds received from rent-loss insurance for the period on and after the Closing Date, which rent loss proceeds shall be subject to apportionment as rent under this Agreement), together with all of Wexford Equities’ right, title and interest in and to (A) any unpaid claim Wexford Equities has under the insurance policies covering the affected Company Real Property (including without limitation any unpaid claim arising under any policies of rent-loss insurance applicable to the period on and after the Closing Date), and (B) any unpaid claim Wexford Equities has against any other third party as a result of the loss or damage, all less such reasonable amounts as Wexford Equities shall have paid or incurred for the repair, preservation or restoration of such loss or damage. Notwithstanding the foregoing, in the event any Event of Loss is uninsured, then Parent may terminate this Agreement within 10 days after the determination, evidenced in writing by the property insurer, that the Event of Loss is uninsured; provided, however, that Wexford Equities may nullify Parent’s election to terminate this Agreement by sending written notice thereof to Parent within 30 days after Wexford Equities’ receipt of Parent’s termination notice, along with a notice of Estimated Restoration Costs, in which event the parties shall proceed to Closing in accordance with clause (ii) above and Parent shall receive a credit against the Base Purchase Price at Closing in the amount of the Estimated Restoration Costs.

(b) In the event of the occurrence an Event of Loss to any Company Real Property, Wexford Equities shall cause such temporary repairs to be made to the Company Real Property as shall be required to prevent further deterioration and damage to the Company Real Property prior to the Closing; provided, however, that Wexford Equities shall be reimbursed from the proceeds of any insurance with respect to the affected Company Real Property for the reasonable costs of all such repairs. Such repairs shall be performed in a good and workmanlike manner and in compliance with all Law and Orders of all Governmental Authorities.

(c) In the case of any Material Loss and provided that this Agreement shall be in full force and effect, Wexford Equities shall not settle or compromise any insurance claims without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) The parties acknowledge and agree that their sole and exclusive remedy with respect to any Event of Loss (other than claims arising from fraud or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement), shall be pursuant to this Section 6.16.

Section 6.17 Condemnation.

(a) If, prior to Closing, any part of the Company Real Property is condemned by a Governmental Authority asserting the right of eminent domain, or Wexford Equities receives notice of any proposed or actual condemnation, taking by eminent domain, or similar proceeding with respect to any Company Real Property (each, a “Taking”), Wexford Equities shall promptly notify Parent in writing, and, if such taking shall constitute a Material Taking, Parent shall have the option, by sending written notice to Wexford Equities within 15 days after Parent receives written notice from Wexford Equities concerning such condemnation, (i) to terminate this Agreement, whereupon this Agreement shall be deemed terminated as of the date of notice, or (ii) to proceed to Closing in accordance with the terms of this Agreement. If Parent fails to send such termination notice to Wexford Equities within such 15 day time period, then the parties shall proceed to Closing in accordance with Section 6.17(b) below.

(b) If Parent does not elect (or does not have the right to elect) to terminate this Agreement pursuant to Section 6.17(a) above, then Wexford Equities shall not consent to a negotiated or compromise settlement of any condemnation, eminent domain or other similar proceeding without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. If Parent does not elect to terminate this Agreement as aforesaid, this Agreement shall remain in full force and effect as to all other Company Real Property not taken or proposed to be taken by condemnation or eminent domain or other similar proceedings, and Wexford Equities shall assign or turn-over to Parent all condemnation or eminent domain awards or proceeds actually received by Wexford Equities as of the Closing Date (excluding such award or proceeds to reimburse Wexford Equities for all reasonable amounts Wexford Equities shall have paid or incurred for the repair, preservation or restoration of such Company Real Property on account of such Taking) or, in the event such proceeds have not been paid to Wexford Equities as of the date of Closing, Wexford Equities shall irrevocably assign to Parent, at Closing, Wexford Equities’ right to receive such proceeds, and excepting any award or proceeds to reimburse Wexford Equities for all reasonable amounts Wexford Equities shall have paid or incurred for the repair, preservation or restoration of such Company Real Property on account of such Taking (which shall be settled with the Government Authority cooperatively by Wexford Equities and Parent, acting reasonably and in good faith), Parent, after Closing, shall have the sole right to settle any claim in connection with such Taking.

(c) The parties acknowledge and agree that their sole and exclusive remedy with respect to any Taking shall be pursuant to this Section 6.17.

Section 6.18 Employment Matters.

(a) As of the Closing Date, Parent shall have the right to extend offers of employment to the individuals listed on Schedule III (the “Business Employees”), either directly or through its Affiliates. Effective immediately prior to the Closing, Wexford Equities shall terminate the Employee Leasing Agreement with respect to the Business Employees and shall cause Parkway Support Services to terminate the employment of each of the Business Employees, and shall take such other actions as are necessary or reasonably requested by Parent to enable the Business Employees to accept employment with Parent or its Affiliates. Wexford Equities and the Company shall provide evidence of such terminations to Parent prior to the Closing in such forms as may be reasonably requested by Parent.

(b) To the extent not already included in the calculation of the Merger Consideration, Wexford Equities shall be responsible for all liabilities, obligations and commitments relating to compensation and benefits relating to the Business Employees earned or otherwise arising prior to the Closing or as a result of the transactions contemplated by this Agreement or the Exhibits hereto, including any severance compensation, vacation pay and bonus, incentive or commission payments.

(c) Wexford Equities shall, and shall cause its Affiliates to, provide promptly to Parent, at Parent’s request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Business Employees or relating to the service of Business Employees with Wexford Equities or its Affiliates (and their predecessors, as applicable) prior to the Closing Date, except to the extent prohibited by Law. Wexford Equities, the Company and Parent shall cooperate with each other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 6.18. Nothing in this Agreement shall limit Parent’s or its Affiliates’ ability to terminate the employment of any Business Employee at any time and for any reason, including without cause.

(d) Notwithstanding anything in this Agreement to the contrary: (i) nothing in this Agreement shall prevent Parent, the Surviving Company or any of their Affiliates from changing its compensation structure or employee benefit programs or obligates Parent, the Surviving Company or any of their Affiliates to provide any particular type or amount of compensation or benefits to any Business Employee; (ii) nothing in this Agreement shall be construed (A) as resulting in any Business Employee being employed other than on an “at will” basis, or (B) as obligating Parent, the Surviving Company or any of their Affiliates to employ any Business Employee for any length of time following the Closing; and (iii) no Business Employee, and no beneficiary of any Business Employee, shall be deemed to be a third-party beneficiary of this Agreement.

Section 6.19 Financial Statements.

(a) At least 10 Business Days prior to the Closing Date, the Company shall deliver, or cause to be delivered, to Parent copies of the Company’s audited financial statements consisting of the balance sheet of the Company and its consolidated Subsidiaries as of December 31 in each of the years 2011 and 2012 and the related statements of operations, equity and cash flows for the years then ended (the “2012 Audited Financial Statements”), prepared in accordance with

GAAP applied on a consistent basis throughout the period involved, together with (i) an Independent Auditors’ Report of CohnReznick, LLP in the same form as the report issued to the Members of the Company by Reznick Group, P.C. dated March 31, 2012, with no other exceptions, qualifications or other limitations, (ii) the related management letter of CohnReznick, LLP, and (iii) the schedule of booked and unbooked adjustments resulting from the audit of CohnReznick, LLP.

(b) At least five Business Days prior to the Closing Date, the Company shall deliver, or cause to be delivered, to Parent copies of the Related Entities’ (excluding Wexford Agent) and the Company’s unaudited financial statements consisting of the balance sheets of the Related Entities and the Company and its consolidated Subsidiaries as of the most recent practicable date after year-end and the related statements of operations, equity and cash flows for the interim period then ended (the “2013 Interim Financial Statements”), prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to normal recurring adjustments and the absence of notes. The 2013 Interim Financial Statements shall include all estimated accruals related to expenses, liabilities, allowance for doubtful accounts, tenant lease revenues, and Tenant Charges pass-through reconciliations as of and through the Closing Date.

Section 6.20 Tax Credits.

(a) The parties acknowledge that certain of the Company Real Property projects have benefited from Federal rehabilitation tax credits (“HTC”) arising under Section 47 of the Code and/or Federal new markets tax credits (“NMTC”) arising under Section 45D of the Code (the “Tax Credit Properties”), and that Wexford Equities, the Company and certain of their Affiliates (the “Existing Guarantors”) have entered into certain guaranty and indemnification agreements (the “Existing Tax Credit Guaranty Agreements”) for the benefit of certain lenders and tax credit investors and their Affiliates (the “Tax Credit Beneficiaries”) in connection with the financial closings for such Tax Credit Properties. The Tax Credit Properties, the Existing Tax Credit Guaranty Agreements, the Existing Guarantors and the Tax Credit Beneficiaries are set forth on Schedule IV, and Wexford Equities and the Company hereby represent and warrant that Schedule IV contains a true and correct list of all of the Existing Tax Credit Guaranty Agreements entered into by the Existing Guarantors.

(b) To the extent provided herein, Parent shall assume the obligations of the Existing Guarantors under the Existing Tax Credit Guaranty Agreements under assumption and release documents to be negotiated by and among the Existing Guarantors, Parent and the Tax Credit Beneficiaries prior to Closing (the “Tax Credit Guaranty Assumption Documents”), or if the Existing Tax Credit Beneficiaries for any reason fail to execute Tax Credit Guaranty Assumption Documents acceptable to Parent and Existing Guarantors, Parent will provide Existing Guarantors with an indemnity for any and all Losses that arise under such Existing Tax Credit Guaranty Agreements for which Parent is responsible under this Section 6.20(b) in substantially the form attached hereto as Exhibit B. Pursuant to the Tax Credit Guaranty Assumption Documents (or such indemnity), as between Parent and the Existing Guarantors, (i) Wexford Equities shall remain responsible for all Losses arising under the Existing Tax Credit Guaranty Agreements arising out of or resulting from or in any way relating to (A) any conduct or action occurring on or before the Closing Date, the transactions contemplated by this Agreement, and any set of facts existing on or before the Closing Date or which otherwise first accrues prior to the Closing Date, (B) liability under the Existing Tax Credit Guaranty Agreements for the specific matters identified on Part A of Schedule V, but only to the extent relating to the period before the Closing Date or accruing on or before the Closing Date, and (C) liability under the Existing Tax Credit Guaranty Agreements for the specific matters identified on Part B of Schedule V, whether relating to the period before the Closing Date or accruing before, on or after the Closing Date (unless such liability arises from modifications to the transaction documents after the Closing Date or the failure of Parent, the Surviving Company, their Subsidiaries or Affiliates to perform their obligations under the transaction documents after the Closing Date) ((A), (B), and (C), collectively the “Wexford Tax Credit Responsibilities”); and (ii) Parent shall be responsible for all other Losses arising under the Existing Tax Credit Guaranty Agreements and, for the avoidance of doubt, any and all Losses for any HTC financing or NMTC financing transactions that close after the Closing Date (the “Parent Tax Credit Responsibilities”). Notwithstanding the foregoing, Wake Forest Building 90 shall be treated as a Tax Credit Property without regard to whether the closing of the Wake Forest Building 90 tax credit financing occurs before or after the Closing Date, and the tax credit guaranty agreements expected to be entered into in connection with the closing of the Wake Forest Building 90 tax credit financing shall be treated for purposes of this Section 6.20 as Existing Tax Credit Guaranty Agreements, except that with respect to the Wexford Tax Credit Responsibilities for Wake Forest Building 90, Wexford Equities shall be responsible for Losses arising out of or resulting from or in any way relating to liability under such Existing Tax Credit Guaranty Agreements relating to Wake Forest Building 90 only to the extent that a Tax Credit Beneficiary recognizes taxable income from the syndication of North Carolina Mill Rehabilitation tax credits.

Section 6.21 Commencement of Construction; Payment of Construction Amount. Upon the Commencement of Construction of University of Maryland Building 3, Parent shall promptly pay to Wexford Equities $8,481,000, and upon the Commencement of Construction of Wake Forest Building 60, Parent shall promptly pay to Wexford Equities $1,069,674; provided, however, that Parent shall not be obligated to make any payment pursuant to this Section 6.21 with respect to a particular project if (a) the Commencement of Construction of such project occurs prior to the Closing Date without Parent’s prior written consent, or (b) the Commencement of Construction of such project does not occur prior to the date that is seven years after the Closing Date (or, with respect to Wake Forest Building 60, such earlier date on which the NPS Part 3 approval is obtained for Wake Forest Building 91 and Wake Forest Building 90). If, at any time prior to the date that is seven years after the Closing Date, General Partner fails to maintain at least one of the following: (x) a credit rating of at least BBB- by Standard & Poor’s, (y) a credit rating of at least Baa3 by Moody’s, or (z) the equivalent level by any other nationally recognized credit rating agency or the equivalent private rating by any such credit rating agency, then, upon written request from Wexford Equities, Parent shall deposit the Construction Amount (less any amounts previously paid to Wexford Equities pursuant to this Section 6.21) with the Escrow Agent, to be held in escrow pursuant to an escrow agreement substantially similar to the Escrow Agreement with such changes necessary to conform such escrow agreement to the terms of this Section 6.21 as are mutually acceptable to Parent and Wexford Equities, until the date that is seven years after the Closing Date, at which time any remaining amounts held in escrow shall be returned to Parent. If Parent fails to pay when due any amounts owing pursuant to this Section 6.21, Parent shall pay to Wexford Equities interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Wexford Equities in full) at a rate per annum equal to 5% over the “prime rate” (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

Section 6.22 Registration Statement; Listing.

(a) In the event General Partner elects to make the Wexford Stock Issuance at the Closing, General Partner shall promptly after the Closing (i) prepare and file with the Securities and Exchange Commission (the “SEC”) under the Securities Act a registration statement (the “Registration Statement”) covering resales of the General Partner Common Stock issued pursuant to the Wexford Stock Issuance (the “Registrable Securities”) and shall cause the Registration Statement to be declared effective by the SEC within 60 days after the Closing Date; and (ii) take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the Wexford Stock Issuance, except that General Partner shall not for any such purpose be required to qualify generally to do business as a foreign company or to register as a broker or dealer in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.22(a), or to consent to general service of process in any such jurisdiction, or to be subject to any Tax obligation in any such jurisdiction where it is not then so subject. General Partner shall use its commercially reasonable efforts to cause the Registration Statement to remain effective until the Registrable Securities: (i) have been disposed of in accordance with the Registration Statement; (ii) have been sold in accordance with Rule 144 (or any similar rule or regulation then in effect) under the Securities Act; (iii) become eligible to be publicly sold without limitation as to amount or manner of sale pursuant to Rule 144 (or any similar rule or regulation then in effect) under the Securities Act; or (iv) cease to be outstanding.

(b) In connection with the filing of the Registration Statement, Wexford Equities shall promptly after the Closing (within three Business Days after request by General Partner) furnish in writing to General Partner such information regarding Wexford Equities and its Affiliates, the Registrable Securities to be sold, the intended method of distribution and such other information requested by General Partner as is necessary or advisable for inclusion in the Registration Statement. Such writing shall expressly state that it is being furnished to General Partner for use in the preparation of the Registration Statement.

(c) General Partner shall use its commercially reasonable efforts to cause the Registrable Securities, if any, to be approved for listing on the NYSE.

(d) Wexford Equities may, at its option, sell the Registrable Securities through an underwritten offering. In such event, Wexford Equities shall be entitled to select the managing underwriter(s). In connection with an underwritten offering pursuant to this Section 6.22, General Partner shall (i) enter into an underwriting agreement which contains, to the extent possible, such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities, and (ii) prepare, in coordination with Wexford Equities and the underwriter(s) in the offering, and timely file with the SEC such preliminary and final prospectuses or prospectus supplements as are legally required or reasonably requested by Wexford Equities for the offering.

(e) In connection with an underwritten offering pursuant to this Section 6.22, General Partner will furnish upon request, and at Wexford Equities’ sole cost and expense, (i) an opinion of counsel to General Partner addressed to Wexford Equities and the underwriter(s), dated the effective date of the Registration Statement or the date of any amendment or supplement thereto, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a “comfort” letter, dated the effective date of the Registration Statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified to General Partner’s and Parent’s financial statements included or incorporated by reference into the Registration Statement, and each of the opinion and the “comfort” letter shall be in customary form and covering substantially the same matters with respect to such Registration Statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in underwritten offerings of securities.

(f) In connection with an underwritten public offering pursuant to this Section 6.22, General Partner will make available to the appropriate representatives of the managing underwriter and Wexford Equities and their respective counsels, at Wexford Equities sole cost and expense, access to such information and General Partner’s and Parent’s personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act.

(g) In connection with a public offering which is underwritten pursuant to Section 6.22(d), Wexford Equities shall pay, promptly upon receipt of invoice, all fees and expenses associated with such underwritten public offering that would not have been incurred by General Partner or Parent, but for the public offering being done on an underwritten basis, including, without limitation, all fees and expenses arising from the obligations referenced in Section 6.22(d), Section 6.22(e) and Section 6.22(f). All other fees and expenses of General Partner and Parent with respect to this Section 6.22 shall be paid by General Partner. In all cases, Wexford Equities shall pay all fees and expenses incurred by Wexford Equities and its Affiliates, including, without limitation, all fees and expenses of their counsel, accountants and other Representatives, as well as transfer taxes, underwriting or brokerage commissions or discounts and other selling expenses.

Section 6.23 Non-Operating Assets. Prior to the Closing Date, the Company shall transfer, distribute or otherwise assign the Non-Operating Assets to Wexford Equities or its Affiliates in a manner reasonably satisfactory to Parent (the “Non-Operating Assets Distribution”). In connection with the Non-Operating Assets Distribution, Wexford Equities shall assume all liabilities and obligations relating to the Non-Operating Assets and agree to hold General Partner, Parent and their Affiliates harmless from same.

Section 6.24 Entity Matters.

(a) Prior to the Closing Date, the Company shall use commercially reasonable efforts to acquire and hold, in a manner reasonably satisfactory to Parent, the record and beneficial title in all of the limited liability company interests of each of the entities listed in Section 6.24(a) of the Disclosure Schedules, free and clear of all Encumbrances. If the Company does not acquire and hold the record and beneficial title in any of the limited liability company interests of each of the entities in Section 6.24(a) in a manner reasonably satisfactory to Parent, Wexford Equities shall promptly reimburse Parent for its costs in connection with the acquisition of such limited liability interests; provided that Wexford Equities shall have the right to consent to such acquisition, which consent shall not be unreasonably withheld or delayed.

(b) Prior to the Closing Date, the Company shall use commercially reasonable efforts to enter into an agreement, note or similar debt instrument to document, in a manner reasonably satisfactory to Parent, the liabilities listed in Section 6.24(b) of the Disclosure Schedules. If the Company does not document such liabilities in Section 6.24(b) of the Disclosure Schedules in a manner consistent with the requirements of the applicable LLC operating agreement that is valid, binding and enforceable, Wexford Equities shall promptly reimburse Parent for all reasonable costs incurred in connection with the documentation of such liabilities and any other Losses that result from the unenforceability of such liabilities.

Article VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) No Action shall have been commenced or pending against General Partner, Parent or the Company which (i) seeks to restrain, prevent, change or delay in any material respect the Merger or the Related Entity Transfers or seeks to challenge any of the material terms or provisions of this Agreement or seeks material damages in connection with any of such transactions and (ii) in the reasonable good faith judgment of Parent and the Company has a reasonable likelihood of success.

(c) The Articles of Merger shall be accepted for filing with SDAT.

Section 7.02 Conditions to Obligations of General Partner, Parent and Merger Sub. The obligations of General Partner, Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Company contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect; provided that the Fundamental Representations relating to the Company shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date.

(b) Wexford Equities and the Company shall have duly performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by each of them prior to or on the Closing Date.

(c) Parent shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(d) Parent shall have received evidence reasonably satisfactory to it (i) of the amount required to pay in full the Repaid Debt of the Company and the Related Entities outstanding as of the Closing Date and (ii) that upon the lenders’ receipt of the Debt Payoff Amount, all Encumbrances securing such Repaid Debt will be released.

(e) Parent shall have received evidence reasonably satisfactory to it (i) of the amount required to pay in full all Closing Costs of the Company and the Related Entities and (ii) that upon the Representatives’ receipt of such amount, they will be paid in full.

(f) The Company shall have timely provided all required notices under, and received all consents, authorizations and approvals with respect to, the Assumed Debt, the Repaid Debt and as otherwise required pursuant to the Contracts, Company Leases and other documents and obligations referred to in Section 4.03, in form and substance reasonably satisfactory to Parent, and no such consent, authorization and approval shall have been revoked.

(g) The Company shall have delivered, or caused to be delivered, to Parent the documents identified in Section 3.04(a).

(h) Wexford Equities and Redwood shall have delivered, or caused to be delivered, to Parent a completed and executed assignment of interests (including a stock power with respect to the Agent Common Stock), in substantially the form attached hereto as Exhibit C, to effect the Related Entity Transfers.

(i) Wexford Equities shall have delivered, or caused to be delivered, to Parent completed and executed assignments of limited liability company interests in substantially the form attached hereto as Exhibit D with respect to the one-percent membership interest held by Wexford Equities in each of Wexford Miami Holding, LLC, Wexford ODU 2, LLC, BSP Holding, LLC, Townsend CRB Development, LLC, Wexford BSP Three Partners, LLC, Wexford Winston-Salem Holding 60, LLC, and Wexford Winston-Salem Holding 90, LLC.

(j) The Company shall have delivered, or caused to be delivered, to Parent written resignations (or evidence of removal) of each director or manager, as applicable, and officer of the Company and the Related Entities, effective as of the Closing Date.

(k) The Company shall have delivered, or caused to be delivered, to Parent a completed and executed copy of the Escrow Agreement.

(l) The closing conditions set forth in the Equity and Employment Letter shall have been satisfied in accordance with its terms. Wexford Equities and the Company shall have provided evidence of the termination of employment of each Business Employee and of the Employee Leasing Agreement, in form and substance reasonably satisfactory to Parent.

(m) Wexford Equities shall have delivered, or caused to be delivered, to Parent a completed and executed Transition Services Agreement in substantially the form attached hereto as Exhibit E (the “Transition Services Agreement”).

(n) The Company shall have delivered, or caused to be delivered, to Parent executed estoppel certificates from each ground lessor and tenant, as applicable, under each Lease listed on Schedule VI and each Ground Lease (other than the Ground Lease for UMB Building 3) in substantially the form attached hereto as Exhibit F, with such modifications by the respective ground lessor or tenant, as applicable, necessary to conform such form estoppel certificate to the requirements of the subject Ground Lease or Lease (which requirements, for example, may allow the ground lessor or tenant to issue an estoppel certificate in the form attached as an exhibit to such Ground Lease or Lease, or in accordance with the provisions contained in the body of such Ground Lease or Lease), or with such modifications as may be reasonably agreed to by Parent and each ground lessor or tenant, as applicable. Each such estoppel certificate shall have been reviewed and reasonably approved by Parent prior to the Company’s delivery thereof to the applicable ground lessor or tenant, solely to confirm that the information inserted into the form of estoppel certificate (i) conforms to the applicable Lease or Ground Lease (as the same may have been amended or supplemented) and (ii) does not contain any material fact or circumstance not previously disclosed to Parent, and Parent shall have three Business Days after receipt of each such estoppel certificate to either approve or disapprove, with any disapproval being accompanied by reasonably detailed comments regarding the reasons therefor). The final form as executed by the ground lessor or tenant, as applicable, shall not disclose any material default by the landlord or tenant under a Lease or Ground Lease (other than defaults disclosed to Parent in the Disclosure Schedules) or the existence of Hazardous Materials in violation of Law, and the information therein relating to the description of the documents that constitute the Lease or Ground Lease, as applicable, including the rent (including without limitation any rent abatement or offset rights), the term, and, with respect to the Leases, the status of tenant improvement allowances or other similar amounts payable by the landlord for tenant improvement construction or other similar obligations to be performed by the landlord shall materially conform to the information contained in the form previously reviewed and approved by Parent, with such modifications by the respective ground lessor or tenant, as applicable, necessary to conform such form estoppel certificate to the requirements of the subject Ground Lease or Lease (which requirements, for example, may allow the ground lessor or tenant to issue an estoppel certificate in the form attached as an exhibit to such Ground Lease or Lease, or in accordance with the provisions contained in the body of such Ground Lease or Lease).

(o) Parent shall have received the deliverables required by Section 6.19, and there shall be no material adverse change in the 2012 Audited Financial Statements, as compared to the 2012 Interim Financial Statements.

(p) The Company shall have completed the Non-Operating Assets Distribution in form and substance reasonably satisfactory to Parent.

Section 7.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of General Partner, Parent and Merger Sub contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on General Partner’s, Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby; provided that the Fundamental Representations relating to General Partner, Parent and Merger Sub shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date.

(b) General Partner, Parent and Merger Sub shall have duly performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by each of them prior to or on the Closing Date.

(c) The Company shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(d) General Partner, Parent and Merger Sub shall have delivered, or caused to be delivered, to the Company the documents identified in Section 3.04(b).

(e) Parent shall have delivered, or caused to be delivered, to the Company a completed and executed copy of the Escrow Agreement.

(f) Parent shall have delivered, or caused to be delivered, to Wexford Equities (or its Affiliate) a completed and executed Transition Services Agreement.

(g) The obligations of Wexford Equities under the Contracts listed in Schedule VII shall have been assigned to the Company or a Related Entity, or otherwise assumed by Parent or its Affiliate and Wexford Equities shall have been released from all liability thereunder.

(h) The shares of General Partner Common Stock to be issued in connection with the Wexford Stock Issuance, if any, shall have been approved for listing on the NYSE, subject to official notice of issuance.

(i) Parent shall have delivered, or caused to be delivered, to Wexford Equities a completed and executed Backstop Indemnity Agreement.

Article VIII INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein or in any certificate or document delivered pursuant hereto shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date; provided that (a) the representations and warranties contained in Section 4.12 (Environmental Matters), Section 4.13 (Employee Benefit Matters) and Section 4.14 (Taxes) shall survive until the date that is 60 days after the end of the applicable statute of limitations and any extensions thereof, and (b) the representations and warranties contained in Section 4.01 (Organization, Authority and Qualification of the Company), Section 4.02 (Capitalization), Section 4.03 (No Conflicts; Consents), Section 4.17 (Accredited Investor), Section 4.18 (Registration Statement), Section 5.01 (Organization and Authority of Parent and Merger Sub), Section 5.02 (Ownership of Merger Sub), Section 5.03 (No Conflicts; Consents), Section 5.10 (Capitalization), and Section 5.13 (Registration Statement) (collectively, the “Fundamental Representations”) shall survive indefinitely. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Wexford Equities. From and after the Closing and subject to the other terms and conditions of this Article VIII, Wexford Equities shall indemnify General Partner, Parent, the Surviving Company and each of their Affiliates (other than the Business Employees to the extent deemed Affiliates) against, and shall hold them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, them based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement, or in any certificate or document executed and delivered to General Partner, Parent by the Company or Wexford Equities pursuant hereto, disregarding any qualification or exception contained in any representation or warranty relating to materiality or Material Adverse Effect;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Wexford Equities or the Company pursuant to this Agreement, or any certificate or document executed and delivered to General Partner or Parent by the Company or Wexford Equities pursuant hereto;

(c) any (i) Taxes of the Company or the Related Entities for any Pre-Closing Tax Period, (ii) Taxes of Wexford Equities or any other holder of Company LLC Interests or any interests in the Related Entities (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates (excluding the Company and the Related Entities) for any Tax period, (iii) Taxes for which the Company or any of the Related Entities (or any predecessor of the foregoing) is held liable under Treasury Regulation section 1.1506-2 (or any analogous provisions of state, local or foreign Law) as transferee, by Contract or otherwise, and (iv) Taxes with respect to Wake Forest Building 90 and Wake Forest Building 91 to the extent the syndication of North Carolina Mill Rehabilitation tax credits are treated as a taxable sale and the resulting income is not allocated to the Tax Credit Beneficiary (unless the tax credits are treated as a taxable sale and the resulting income is not allocated to the Tax Credit Beneficiary due to material modifications to the transaction documents by Parent or the Surviving Company following the later of (1) the Closing Date or (2) with respect to Wake Forest Building 90, the effective date of entering into definitive agreements for the syndication of the tax credits (if such effective date occurs after the Closing Date)). With respect to Taxes of the Company and the Related Entities relating to a Straddle Period, Wexford Equities shall indemnify Parent for the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date. The portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (x) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (y) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date;

(d)(i) any employment, payroll, withholding or similar Taxes imposed on the Company, the Related Entities, General Partner or Parent or any of their Affiliates arising out of (A) the issuance of Class B Interests to the Class B Holders or any modifications or adjustments to the rights and interests of the Class B Holders prior to the Closing or (B) the exchange of Class B Interests for Merger Consideration contemplated by this Agreement, or (ii) the allocation of Merger Consideration among the holders of Company LLC Interests as determined by Wexford Equities;

(e) the Wexford Tax Credit Responsibilities in accordance with Section 6.20(b); or

(f) any obligation to pay Oversight Fees earned prior to the Effective Time pursuant to that certain Project Development Oversight Agreement effective April 3, 2007 by and between Wexford-UCSC II, LP and University City Science Center.

Section 8.03 Indemnification By Parent. From and after the Closing and subject to the other terms and conditions of this Article VIII, Parent shall indemnify Wexford Equities and its Affiliates against, and shall hold it harmless from and against, any and all Losses incurred or sustained by, or imposed upon, it based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of General Partner, Parent or Merger Sub contained in this Agreement, or in any certificate or document executed and delivered to Wexford Equities by General Partner, Parent or Merger Sub pursuant hereto;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by General Partner, Parent or Merger Sub pursuant to this Agreement, or any certificate or document executed and delivered to Wexford Equities by Parent or Merger Sub pursuant hereto; or

(c) the Parent Tax Credit Responsibilities in accordance with Section 6.20(b).

Section 8.04 Certain Limitations. The parties making a claim under this Article VIII are referred to collectively as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.” The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $1,500,000 (the “Deductible Amount”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible Amount. The aggregate amount of all Losses for which the Indemnifying Party shall be liable pursuant to Section 8.02(a) and (b) shall not exceed $60,000,000 (the “Cap Amount”). Notwithstanding anything in this Agreement to the contrary, any qualification or exception contained in any representation or warranty relating to materiality or Material Adverse Effect shall be disregarded for purposes of determining the amount of any Losses.

(b) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Deductible Amount, in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible Amount. The aggregate amount of all Losses for which the Indemnifying Party shall be liable pursuant to Section 8.03(a) and (b) shall not exceed the Cap Amount.

(c) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or its Affiliates) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts (at the Indemnifying Party’s sole cost and expense) to recover under insurance policies or indemnity, contribution or other similar Contracts which would reasonably be expected to cover such Losses (provided that the Indemnified Party shall not be required to litigate any dispute, or otherwise bring any claim, lawsuit or other proceeding to obtain such insurance and other proceeds). If such insurance proceeds are received by the Indemnified Party (or its Affiliates) after the date on which the Indemnifying Party pays such indemnification claim to the Indemnified Party (or its Affiliates), the Indemnified Party (or its Affiliates) shall, no later than five Business Days after receipt of such insurance proceeds, (i) if the payment with respect to such indemnification claim was paid out of the Escrow Amount and the Escrow Agreement remains in effect, replenish the Escrow Amount with the amount received, net of any costs and expenses incurred by the Indemnified Party (or its Affiliates) related thereto, or (ii) if otherwise, remit such proceeds, net of any costs and expenses incurred by the Indemnified Party (or its Affiliates) related thereto, to the Indemnifying Party (and if Wexford Equities is the Indemnifying Party, Wexford Equities shall disburse such net proceeds in accordance with Section 2.06(b)).

(d) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit actually realized as a result of such Loss by the Indemnified Party in the year in which such Loss was incurred. Whether the Indemnified Party actually realizes a Tax benefit shall be determined based on the actual reduction in the taxable income of such Indemnified Party solely as a result of the incurrence of such Loss in the year in which such Loss was incurred, determined in good faith by the Indemnified Party’s accountants by calculating the taxable income of the Indemnified Party with and without such Loss.

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, unless such damages are suffered by a third party and form part of a claim by such third party made against an Indemnified Party.

(f) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss (at the Indemnifying Party’s sole cost and expense) upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(g) Wexford Equities and the other holders of Company LLC Interests shall not have and shall not exercise or assert (or attempt to exercise or assert) any right of contribution, right of indemnity or other right or remedy against the Surviving Company in connection with any indemnification obligation or any other liability to which such parties may become subject under or in connection with this Agreement or the Escrow Agreement.

(h) Wexford Equities and the other holders of Related Entity LLC Interests and Agent Common Stock shall not have and shall not exercise or assert (or attempt to exercise or assert) any right of contribution, right of indemnity or other right or remedy against the Related Entities in connection with any indemnification obligation or any other liability to which such parties may become subject under or in connection with this Agreement or the Escrow Agreement.

(i) Notwithstanding anything in this Agreement to the contrary, neither the Deductible Amount nor the Cap Amount shall apply to any claims relating to or arising out of (i) the Fundamental Representations, (ii) the matters referenced in Section 8.02(c), Section 8.02(d), Section 8.02(e), Section 8.02(f) or Section 8.03(c), (iii) the purchase price adjustments referenced in Section 3.05, or (iv) fraud or willful misconduct.

Section 8.05 Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party’s defense is materially prejudiced by such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or could reasonably be expected to be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within 20 days from receipt of notice of the Third-Party Claim from the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party; provided, however, that the Indemnifying Party shall take no action that could impact (in the sole judgment of Parent) the status of an Affiliate of Parent as a real estate investment trust under Section 856 of the Code or could adversely impact the Tax status or Tax position of Parent or its Affiliates. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party (except that the Indemnifying Party shall not be obligated to pay the fees of more than one separate counsel (and any local counsel if necessary) for the Indemnified Party). If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim at the Indemnifying Party’s sole cost and expense. The Indemnifying Party and Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.04) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into a settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation or any admission of fault on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 20 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to this Section 8.05(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party’s defense is materially prejudiced by such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or could reasonably be expected to be sustained by the Indemnified Party. The Indemnifying Party shall have 20 days after its receipt of such notice to respond in writing to such Direct Claim. During such 20-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives reasonable access to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Surviving Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Parent, under the supervision of Parent’s personnel and in such a manner as not to interfere with the normal operations of Parent. If the Indemnifying Party does not so respond within such 20-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party in accordance with Section 10.10.

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 8.07 Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this

Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek any remedy on account of fraud or willful misconduct by any party hereto.

Article IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and Parent;

(b) by Parent by written notice to the Company:

(i) if neither General Partner nor Parent is then in material breach of any provision of this Agreement and there has been a material breach of, or material inaccuracy in, any representation or warranty made by the Company or Wexford Equities, or a material breach of, or material failure to perform, any covenant or agreement of the Company or Wexford Equities pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by the Company or Wexford Equities by the later of 30 days after the Company’s receipt of such written notice from Parent or 120 days after the date of this Agreement (the “Outside Closing Date”);

(ii) if any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Outside Closing Date, unless such failure shall be due to the failure of General Partner or Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) in accordance with the terms of Section 6.16 or Section 6.17.

(c) by the Company or Wexford Equities by written notice to Parent:

(i) if neither the Company nor Wexford Equities is then in material breach of any provision of this Agreement and there has been a material breach of, or material inaccuracy in, any representation or warranty made by General Partner or Parent, or a material breach of, or material failure to perform, any covenant or agreement of General Partner or Parent pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by the later of 30 days after Parent’s receipt of such written notice from the Company or Wexford Equities or the Outside Closing Date; or

(ii) if any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Outside Closing Date, unless such failure shall be due to the failure of the Company or Wexford Equities to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by written notice of either Parent or the Company to the other party in the event that:

(i) there shall be any Law (other than a Governmental Order, which is addressed in Section 9.01(c)(ii) below) that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(i) as set forth in this Article IX, Section 6.04 and Article X hereof;

(ii) that the Redwood Guaranty shall survive the termination of this Agreement; and

(iii) that nothing herein shall relieve any party hereto from liability for fraud or willful misconduct.

(b) In the event this Agreement is terminated pursuant to Section 9.01(b)(ii), and such termination relates to the failure of a condition in Section 7.02, then the Company and Wexford Equities shall pay to Parent, promptly upon receipt of invoice, the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees and expenses) that have been paid or that may become payable by or on behalf of General Partner, Parent and their Affiliates in connection with the preparation and negotiation of this Agreement and otherwise in connection with the transactions contemplated hereby in an amount not to exceed $2,000,000. In the event this Agreement is terminated pursuant to Section 9.01(c)(i), and such termination relates to a material breach of any covenant or agreement of General Partner or Parent pursuant to this Agreement, then Parent shall pay to Wexford Equities, promptly upon receipt of invoice, the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees and expenses) that have been paid or that may become payable by or on behalf of the Company, Wexford Equities and Redwood in connection with the preparation and negotiation of this Agreement and otherwise in connection with the transactions contemplated hereby in an amount not to exceed $2,000,000.

(c) In the event (i) this Agreement is terminated pursuant to Section 9.01(b)(ii), and such termination relates to the failure of a condition in Section 7.02, and (ii) the Company, Wexford Equities or any of their Affiliates enters into a Contract with respect to an Acquisition Transaction or an Acquisition Transaction is consummated in either case within six months of such termination, then the Company and Wexford Equities shall pay to Parent an additional amount equal to $15,000,000, which amount shall be payable by wire transfer of immediately available funds no later than two Business Days after the earlier of (x) the entry into such Contract or (y) the consummation of such Acquisition Transaction.

(d) If the Company or Wexford Equities fails to pay when due any amounts payable to Parent under Section 9.02(b) or Section 9.02(c), then (i) the Company and Wexford Equities shall reimburse Parent for all fees and expenses (including fees and expenses of counsel) incurred in connection with the enforcement by Parent of its rights under Section 9.02(b) and Section 9.02(c), and (ii) the Company and Wexford Equities shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 5% over the “prime rate” (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid. If Parent fails to pay when due any amounts payable to the Company under Section 9.02(b), then (i) Parent shall reimburse the Company for all fees and expenses (including fees and expenses of counsel) incurred in connection with the enforcement by the Company of its rights under Section 9.02(b), and (ii) Parent shall pay to the Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company in full) at a rate per annum equal to 5% over the “prime rate” (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

(e) The Company and Wexford Equities acknowledge that the agreements of the Company contained in Section 9.02(b) through Section 9.02(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, General Partner and Merger Sub would not enter into this Agreement. Parent, General Partner and Merger Sub acknowledge that the agreements of Parent contained in Section 9.02(b) and Section 9.02(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Wexford Equities would not enter into this Agreement. Payment of the amounts described in Section 9.02(b) through Section 9.02(d) shall not be in lieu of any liability pursuant to Section 9.02(a)(iii). For the avoidance of doubt, each payment made to Parent or the Company pursuant to Section 9.02(b) through Section 9.02(d) shall be in addition to, and not in lieu of, any other payments payable pursuant to such Sections.

Article X

MISCELLANEOUS

Section 10.01 Expenses. Except for any assumption fees or other similar amounts payable in connection with the assumption of the Assumed Debt by Parent or its Affiliates, which shall be split one-half by Parent and one-half by Wexford Equities, and as otherwise expressly provided herein (including Section 6.09 and Section 9.02 hereof), all costs and expenses, including, without limitation, fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier

(receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to the Company:	Wexford Equities, LLC c/o Redwood Capital Investments, LLC 701 Maiden Choice Lane Baltimore, Maryland 21228 E-mail: dwatson@redcapinv.com Attention: David M. Watson, Vice President

and	Wexford Equities, LLC 801 West Baltimore Street Suite 505 Baltimore, Maryland 21201 E-mail: sweeks@wexfordequities.com Attention: Sandy N. Weeks, Executive Vice President and General Counsel

with a copy to (which shall not constitute notice):	Venable LLP 750 East Pratt Street Baltimore, Maryland 21202 E-mail: tdwashburne@venable.com Attention: Thomas D. Washburne, Jr.

and	DLA Piper 6225 Smith Avenue Baltimore, Maryland 21209 E-mail: stephen.sharkey@dlapiper.com Attention: Stephen M. Sharkey

and

Wexford Equities, LLC

c/o Redwood Capital Investments, LLC

701 Maiden Choice Lane

Baltimore, Maryland 21228

E-mail: mpedone@redcapinv.com

Attention: Michael T. Pedone, Vice President & Deputy General Counsel

If to Parent or General Partner:	BioMed Realty, L.P. 17190 Bernardo Center Drive San Diego, California 92128 E-mail: jon.klassen@biomedrealty.com Attention: Jonathan P. Klassen, Senior Vice President and General Counsel

with a copy to (which shall not constitute notice):	Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, California 92130 E-mail: craig.garner@lw.com Attention: Craig M. Garner

Section 10.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a Law means such Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting a contract or causing any contract to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement (including any Exhibits and Schedules hereto), the Lock-Up Agreement and the Redwood Guaranty constitute the entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties hereto, except that General Partner and/or Parent may assign their rights or obligations hereunder to one or more of their Subsidiaries without the prior written consent of the other parties hereto. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by a writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Maryland.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOCK-UP AGREEMENT, THE REDWOOD GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY

BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR COURTS OF THE STATE OF MARYLAND SITING IN BALTIMORE CITY, MARYLAND, AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE LOCK-UP AGREEMENT, THE REDWOOD GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LOCK-UP AGREEMENT, THE REDWOOD GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. IF BROUGHT IN MARYLAND, BOTH PARTIES JOINTLY AGREE TO JOINTLY APPLY FOR ASSIGNMENT OF ANY SUIT, ACTION OR PROCEEDING TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement, the Lock-Up Agreement or the Redwood Guaranty were not performed in accordance with the terms hereof and thereof, and that the parties shall be entitled to specific performance of the terms hereof and thereof, in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against (a) the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party, and (b) Redwood, pursuant to the Redwood Guaranty. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby, except as set forth in the Redwood Guaranty.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WEXFORD SCIENCE & TECHNOLOGY, LLC

By	/s/ James R. Berens
Name:	James R. Berens
Title:	Chairman

WEXFORD EQUITIES, LLC

By	/s/ James R. Berens
Name:	James R. Berens
Title:	President

BIOMED REALTY, L.P.

By	/s/ Jonathan P. Klassen
Name:	Jonathan P. Klassen
Title:	Senior Vice President

WESTCO SUB LLC

By	/s/ Jonathan P. Klassen
Name:	Jonathan P. Klassen
Title:	Senior Vice President

BIOMED REALTY TRUST, INC.

By	/s/ Jonathan P. Klassen
Name:	Jonathan P. Klassen
Title:	Senior Vice President